Exhibit 2.2

______________________________________________________________________

AGREEMENT AND PLAN OF MERGER
by and among
FRANK’S INTERNATIONAL N.V.,
FI TOOLS HOLDINGS, LLC,
BLACKHAWK GROUP HOLDINGS, INC.
And
BAIN CAPITAL PRIVATE EQUITY, LP
(solely in its capacity as Stakeholder Representative)
Dated as of October 6, 2016
______________________________________________________________________

- i -

3.04.	Capitalization	20
3.05.	Financial Statements	22
3.06.	Absence of Certain Developments	23
3.07.	Title to Properties	24
3.08.	Tax Matters	25
3.09.	Contracts and Commitments	28
3.10.	Intellectual Property	30
3.11.	Litigation	30
3.12.	Employee Benefit Plans	30
3.13.	Insurance	32
3.14.	Compliance with Laws	32
3.15.	Environmental Compliance and Conditions	32
3.16.	Customers and Suppliers	33
3.17.	Affiliated Transactions	34
3.18.	Employment and Labor Matters	34
3.19.	Anti-Bribery; Sanctions	35
3.20.	No Additional Representations; Disclaimer	37
3.21.	Brokerage	37
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		38
4.01.	Organization and Power	38
4.02.	Capitalization	38
4.03.	Authorization; Valid and Binding Agreement; No Breach	38
4.04.	Reporting Compliance	39
4.05.	Financial Statements	40
4.06.	Absence of Certain Developments	40
4.07.	Litigation	40
4.08.	Compliance with Laws	41
4.09.	Brokerage	41
4.10.	WARN Act and Mass Layoffs	41
4.11.	Anti-Bribery; Sanctions	41
4.12.	No Additional Representations; Disclaimer	41
ARTICLE V COVENANTS OF THE COMPANY		42
5.01.	Conduct of the Business	42
5.02.	Regulatory Filings; Securities Exemptions	43

- ii -

5.03.	Conditions	43
5.04.	Exclusive Dealing	43
5.05.	Consents; Indebtedness and Payoff Letters	44
5.06.	Litigation	44
5.07.	Employees	44
5.08.	Section 280G Approval	44
5.09.	Access to Books and Records	45
5.10.	Environmental Matters	45
5.11.	Contract Termination	45
ARTICLE VI COVENANTS TO PARENT AND MERGER SUB		45
6.01.	Access to Books and Records	45
6.02.	Director and Officer Liability and Indemnification	46
6.03.	Regulatory Filings; Securities Exemption	47
6.04.	Conditions	48
6.05.	Contact with Employees, Customers, Suppliers and Other Business Relations	48
6.06.	Issuance of Parent Shares	48
6.07.	Section 16 Matters	49
ARTICLE VII TERMINATION		49
7.01.	Termination	49
7.02.	Effect of Termination	50
ARTICLE VIII INDEMNIFICATION		50
8.01.	Survival	50
8.02.	General Indemnification	51
8.03.	Third Party Claims	51
8.04.	Limitations on Indemnification Obligations	53
8.05.	Parent Obligations	56
8.06.	Agreed Indemnifiable Events	56
8.07.	Exclusive Remedy	57
8.08.	Interpretation of Representations and Warranties	57
8.09.	Tax Treatment	58
8.10.	Overlap	58
ARTICLE IX EMPLOYEE MATTERS		58
9.01.	Continuation of Benefits	58
9.02.	Credit for Service	58

- iii -

9.03.	No Third Party Beneficiaries	58
ARTICLE X TAX CONVENANTS AND AGREEMENTS		59
10.01.	Tax Matters	59
10.02.	Further Assurances	66
ARTICLE XI DEFINITIONS		66
11.01.	Definitions	66
11.02.	Other Definitional Provisions	79
ARTICLE XII MISCELLANEOUS		80
12.01.	Press Releases and Communications	80
12.02.	Expenses	80
12.03.	Stakeholder Representative	80
12.04.	Notices	84
12.05.	Assignment	85
12.06.	Severability	85
12.07.	Construction	85
12.08.	Amendment and Waiver	86
12.09.	Complete Agreement	86
12.10.	Counterparts	86
12.11.	Governing Law	86
12.12.	Consent to Jurisdiction and Service of Process	86
12.13.	WAIVER OF JURY TRIAL	87
12.14.	No Third Party Beneficiaries	87
12.15.	Representation of Sellers and their Affiliates	87
12.16.	No Recourse	89
12.17.	Conflict Between Transaction Documents	90
12.18.	Specific Performance; Remedies	90
12.19.	Joinder	90

- iv -

Exhibits
Exhibit A-1 – Form of Stockholder Release (Bain)
Exhibit A-2 – Form of Stockholder Release (Other Designated Stockholders)
Exhibit B – Form of Joinder Agreement
Exhibit C – Surviving Corporation Certificate of Incorporation
Exhibit D – Surviving Corporation Bylaws
Exhibit E – Form of Escrow Agreement
Exhibit F – Form of Registration Rights Agreement
Exhibit G – Letter of Transmittal
Exhibit H – Accredited Investor Certification

Schedules
Company Disclosure Schedules
Parent Disclosure Schedules

Schedule I – Designated Stockholders
Schedule 1.06(a) – Governmental Approvals
Schedule 2.17 – Electing Staskeholders
Schedule 5.07 – Employees
Schedule 5.10 – Environmental
Schedule 5.11 – Contract Termination
Schedule 10.01(b)(ii) – Transaction Tax Benefits
Schedule 11.01(a) – Agreed Accounting Principles
Schedule 11.01(b) – Agreed Indemnifiable Events
Schedule 11.01(c) – Permitted Liens

- v -

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of October 6, 2016, by and among (i) Frank’s International N.V., a limited liability company organized and existing under the laws of the Netherlands (“Parent”), (ii) FI Tools Holdings, LLC, a Delaware limited liability company (“Merger Sub”), (iii) Blackhawk Group Holdings, Inc., a Delaware corporation (the “Company”) and (iv) Bain Capital Private Equity, LP, a Delaware limited partnership, solely in its capacity as Stakeholder Representative (“Stakeholder Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE XI below.

WHEREAS, the parties intend that Merger Sub shall merge with and into the Company (the “Merger”), on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and the Delaware Limited Liability Company Act (“DLLCA”);

WHEREAS, the respective Boards of Directors or similar governing body of the Company, Parent and Merger Sub have approved and adopted this Agreement and resolved that the transactions contemplated hereby are advisable and in the best interests of their respective stockholders and members, including the consummation of the Merger on the terms and subject to the conditions of this Agreement and in accordance with the DGCL and DLLCA; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and Merger Sub to enter into this Agreement, certain holders of shares of Common Stock identified on Schedule I (each, a “Designated Stockholder”) shall execute and deliver to Parent and Merger Sub (i) a Stockholder Release, substantially in the forms attached hereto as Exhibit A-1 and Exhibit A-2, applicable (collectively, the “Stockholder Release”) and (ii) a Joinder Agreement, substantially in the form attached hereto as Exhibit B (each, a “Joinder Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
THE MERGER
1.01.    Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).
1.02.    The Closing. Unless this Agreement is earlier terminated in accordance with Section 7.01, the closing of the Merger and other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker & McKenzie LLP, located at 700 Louisiana, Houston, Texas 77002, on the second business day following satisfaction of the conditions to the Closing set forth in Sections 1.06, 1.07 and 1.08 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions by the party entitled to the benefit of such condition) or such other date as Parent and the Company may mutually agree in writing; it being agreed that any documents, agreements or certificates to be delivered in connection with Closing may be delivered via the email exchange of .pdfs. The date of the Closing is herein referred to as the “Closing Date.”
1.03.    Effective Time. At Closing, upon the terms and subject to the conditions set forth in this Agreement, the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL and DLLCA. The Merger shall become effective at the time the Certificate of Merger is duly filed with, and accepted by, the Delaware Secretary of State or at such later date and time as Parent and the Stakeholder Representative shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
1.04.    Effects of the Merger.
(a)    The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Subject to compliance with Section 6.02, at the Effective Time the certificate of incorporation of the Company will, by operation of law and without any further action by any Person, be amended and restated as set forth on Exhibit C, and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof, and applicable law.
(b)    Subject to compliance with Section 6.02, at the Effective Time, the bylaws of the Company will, by operation of law and without any further action by any Person, be amended and restated as set forth on Exhibit D, and as so amended and restated will be the bylaws of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation, and applicable law.
(c)    The directors of Merger Sub as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. The persons designated by Parent prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

1.05.    Closing Deliverables. Subject to the terms and conditions set forth in this Agreement, the parties shall consummate the following transactions at the Closing:
(a)    The Company or the Stakeholder Representative, as applicable, will deliver to Parent and Merger Sub each of the following:
(i)    a copy of the Escrow Agreement, duly executed by the Stakeholder Representative;
(ii)    a copy of the Registration Rights Agreement duly executed by the Designated Stockholders;
(iii)    a copy of each Payoff Letter, duly executed by the counterparties thereto;
(iv)    copies of all Accredited Investor Certifications, duly executed by each Designated Stockholder, stating, among other things, that such Stockholder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act (“Accredited Investor”);
(v)    evidence satisfactory to Parent of the resignation of each of the directors and each of the officers of the Company and its Subsidiaries in office immediately prior to the Effective Time from his or her position as an officer or director, as applicable, as directed by Parent at least three Business Days prior to Closing, in each case to be effective no later than immediately prior to the Effective Time; it being acknowledged and agreed that any such resignation shall not constitute a “resignation” or a termination of employee’s employment “without cause” or for “good reason” pursuant to any employment agreement to which such Person and the Company or any of its Subsidiaries is party;
(vi)    the Spreadsheet (as such term is defined in Section 2.06(b)) completed to include all of the information specified in Section 2.06(b) in a form reasonably acceptable to Parent and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete;
(vii)    a certificate, duly executed by the Company under penalties of perjury, dated as of the Closing Date in the form required under Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c) and reasonably satisfactory to Parent, and a notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2), duly executed by the Company and in form reasonably satisfactory to Parent;
(viii)    a good standing certificate for the Company from the Secretary of State of the State of Delaware dated as of a date not earlier than five Business Days prior to the Closing Date;

(ix)    a copy of the resolutions or written consent of (A) the Company’s board of directors and (B) the Designated Stockholders, in each case approving this Agreement, the Merger and the transactions contemplated hereby, duly certified by a duly authorized officer of the Company; and
(x)    the certificate referred to in Section 1.07(c).
(b)    Parent and Merger Sub will deliver to the Company each of the following:
(i)    a copy of the Escrow Agreement, duly executed by Parent; and
(ii)    a copy of the Registration Rights Agreement, duly executed by Parent.
(c)    Parent will deposit the Indemnity Escrow Shares and the Adjustment Escrow Amount with the Escrow Agent in accordance with the terms of the Escrow Agreement.
(d)    Parent will deposit the Administrative Expense Amount with the Stakeholder Representative.
(e)    Parent will repay, or cause to be repaid, on behalf of the Company and its Subsidiaries (including the Surviving Corporation), all amounts necessary to discharge fully the then outstanding balance of all Indebtedness identified on Schedule 3.06(e), by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness in the Payoff Letters.
(f)    Parent will pay, or cause to be paid, on behalf of the Company and its Subsidiaries (including the Surviving Corporation), all amounts necessary to discharge fully the then outstanding balance of all Transaction Expenses set forth on a certified statement to be delivered by the Company to Parent no later than three Business Days prior to the Closing, by wire transfer of immediately available funds, to the account(s) designated by the Stakeholder Representative no later than three Business Days prior to the Closing.
1.06.    Conditions to All Parties’ Obligations. The obligations of the parties to consummate the Closing are subject to the satisfaction of the following conditions as of the Closing:
(a)    The applicable waiting periods, if any, under the HSR Act and as set forth in Schedule 1.06(a) will have expired or been terminated;
(b)    Except for any then pending action or proceeding initiated by a party to this Agreement asserting its right not to consummate the Closing pursuant to this Agreement, no action or proceeding before any court or other Governmental Body will be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of the Closing or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and
(c)    This Agreement will not have been terminated in accordance with Section 7.01.
1.07.    Conditions to Parent and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to consummate the Closing is subject to the satisfaction, or waiver by Parent and Merger Sub, of the following conditions as of the Closing:
(a)    Each of the representations and warranties of the Company contained in ARTICLE III (i) that is qualified as to or by a Company Material Adverse Effect and Section 3.03(a) will be true and correct as of the date of this Agreement and at and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), and (ii) that is not qualified as to or by a Company Material Adverse Effect (other than Section 3.03(a)) will be true and correct as of the date of this Agreement and at and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of any such representation and warranty referred to in this clause (ii) to be true and correct (without regard for any “material” or “Material Adverse Effect” or similar qualifications) that has not had, individually or in the aggregate, a Company Material Adverse Effect;
(b)    The Company will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c)    The Company will have delivered to Parent and Merger Sub a certificate of the Company executed by a duly authorized officer thereof, dated the Closing Date, stating that the preconditions specified in subsections (a) and (b) above as they relate to the Company have been satisfied;
(d)    Since the date of this Agreement, there has not been a Company Material Adverse Effect;
(e)    Blackhawk Intermediate Holdings, Inc. shall have consummated a conversion to a Delaware single member limited liability company and Trinity Tool Rentals, L.L.C. shall have consummated an election to be treated as disregarded for U.S. federal income tax purposes effective prior to the Closing Date, in each case if such conversion or election has no effect on Net Working Capital or any other component of Merger Consideration Cash, and will not result in any Tax liabilities to the Company or its Subsidiaries; and
(f)    All deliveries required to be delivered at or prior to the Closing by the Company or by the Stakeholder Representative shall have been delivered to Parent and Merger Sub.

1.08.    Conditions to Company’s Obligations. The obligations of the Company to consummate the Closing are subject to the satisfaction, or waiver by the Company, of the following conditions as of the Closing:
(a)    The representations and warranties set forth in ARTICLE IV will be true and correct as of the date of this Agreement and at and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, have a Parent Material Adverse Effect;
(b)    Each of Parent and Merger Sub will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing; and
(c)    Parent and Merger Sub will have delivered to the Company a certificate of Parent and Merger Sub executed by a duly authorized officer of each thereof, dated the Closing Date, stating that the preconditions specified in subsections (a) and (b) hereof have been satisfied.
(d)    All deliveries required to be delivered at or prior to the Closing by the Parent or Merger Sub shall have been delivered to the Company.
1.09.    Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing, provided, however, that nothing in this Section 1.09 shall in any way limit the rights of any party to indemnification pursuant to ARTICLE VIII.
ARTICLE II
EFFECT ON CAPITAL STOCK; MERGER CONSIDERATION
2.01.    Effect on Capital Stock.
(a)    Each share of Common Stock, issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Common Stock (the “Stockholders”), be automatically converted into and shall thereafter represent the right to receive, upon the terms and subject to the conditions set forth in this Agreement, including Section 2.02(b), (i) a number of shares of Parent Common Stock equal to the Per Share Equity Consideration and, subject to the adjustments set forth in Section 2.06 (ii) an amount of cash equal to the Per Share Cash Consideration ((i) and (ii) collectively, the “Per Share Merger Consideration”).
In accordance with the laws of the Netherlands, Parent hereby expressly grants (to the extent necessary or appropriate under the laws of the Netherlands) each holder of Common Stock, with exclusion of any pre-emptive rights of existing shareholders of Parent, the above referenced right to receive, upon the terms and subject to the conditions set forth in this Agreement, including Section 2.02(b) a number of shares of Parent Common Stock equal to such holder’s Percentage Interest of the Merger Consideration Shares. All shares of Parent Common Stock issued pursuant hereto comprising the Merger Consideration Shares, shall be paid-up pursuant to the acquisition by Parent, by virtue of this Agreement, of one share of the Surviving Corporation, which will represent 100% of Surviving Corporation’s issued and outstanding share capital. Such share in the Surviving Corporation shall be deemed a non-cash contribution on the Merger Consideration Shares, in connection to which in accordance with section 2:94b of the Dutch Civil Code, a statement by a registered Netherlands accountant appointed by the Parent shall be issued in accordance with the applicable rules under Netherlands law.
(b)    From and after the Effective Time, all of the shares of Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 2.01 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of shares of Common Stock (whether certificated or uncertificated) shall thereafter cease to have any rights with respect to such securities, except the right to receive, upon the terms and subject to the conditions set forth in this Agreement, the Per Share Merger Consideration.
(c)    At the Effective Time, all shares of Common Stock that are owned by Parent, Merger Sub, any Subsidiary of Parent, or Merger Sub, or held in treasury of the Company or owned by the Company (the “Cancelled Shares”) shall be automatically cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.
(d)    The membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time, and held by Parent, shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall be held by Parent. Upon the terms and subject to the conditions set forth in this Agreement, Parent hereby confirms that it shall accept said one share of common stock of the Surviving Corporation as non-cash contribution on the Merger Consideration Shares.
(e)    Notwithstanding anything to the contrary in this Agreement, if between the date of this Agreement and the Effective Time, with respect to the outstanding shares of Parent Common Stock, the board of directors of Parent shall have declared any dividend (whether in cash, stock or otherwise) with a record date during such period (excluding any quarterly cash dividend on Parent Shares not to exceed $0.15 per share), subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares, or any similar event, then the Per Share Equity Consideration and any other number or amount contained herein which is based upon the number of outstanding shares of Parent Common Stock will be appropriately adjusted to reflect such dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares, or any similar event and provide to the Stockholders, as of immediately prior to the Closing, the same economic effect as contemplated by this Agreement prior to such event.

2.02.    Surrender and Payment.
(a)    At or prior to the anticipated Effective Time, Parent and Merger Sub shall appoint an exchange agent, which will be Parent’s transfer agent or other mutually acceptable exchange agent (the “Exchange Agent”) for the purpose of exchanging shares of Common Stock for Per Share Merger Consideration in accordance with this Section 2.02. Promptly following the date hereof, and in any event no later than 15 days prior to the Closing Date, Parent and Merger Sub shall cause the Exchange Agent or Stakeholder Representative, as applicable, to send to the Stockholders (i) a letter of transmittal, substantially in the form attached hereto as Exhibit G, but subject to review and finalization by the parties in a manner consistent with this Agreement and approval of the Exchange Agent (the “Letter of Transmittal”) and (ii) solely with respect to each Designated Stockholder, an accredited investor certification, substantially in the form attached hereto as Exhibit H (the “Accredited Investor Certification”), together with instructions for effecting the surrender of shares of Common Stock in exchange for the Per Share Merger Consideration.
(b)    At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the Stockholders (other than any Cancelled Shares) for exchange in accordance with the Spreadsheet, (i) a copy of Parent’s corporate resolutions evidencing the issue of book entry shares (initially issued to and registered in the name of the Exchange Agent, as the initial holder of record) representing the number of shares of Parent Common Stock sufficient to pay to the Stockholders in aggregate the Closing Equity Consideration and acceptance of the one share of common stock of the Surviving Corporation as par value payment on the Merger Consideration Shares and (ii) an amount in cash sufficient to pay the Stockholders the Closing Cash Consideration. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Closing Equity Consideration and Closing Cash Consideration out of the Exchange Fund. Except as specified in this Section 2.02, the Exchange Fund shall not be used for any other purpose. If a Stockholder delivers, no later than two Business Days prior to the anticipated Closing Date, a properly completed and duly executed (A) Letter of Transmittal surrendering such Stockholder’s shares of Common Stock and (B) solely with respect to each Designated Stockholder, an Accredited Investor Certification, respectively, effective as of the Closing, Parent shall cause the Exchange Agent to pay the Per Share Closing Consideration in respect of such Stockholder’s shares of Common Stock at the Closing. Notwithstanding Section 2.01(a), Parent shall pay the cash value of the Per Share Closing Equity Consideration (based on the Per Share Parent Share Value on the Business Day prior to the Closing Date) that would otherwise be issued to each Stockholder holding less than 40,000 shares of Common Stock immediately prior to the Closing.
(c)    At the Effective Time, the share transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Common Stock. From and after the Effective Time, the Stockholders shall cease to have any rights with respect to shares of Common Stock except the right to receive the consideration provided for, and in accordance with the procedures set forth, in this Section 2.02 or as otherwise provided herein or by applicable law. If, after the Effective

Time, certificates representing shares of Common Stock are presented to the Exchange Agent, the Surviving Corporation or Parent, such certificates shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Section 2.02.
(d)    No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered shares of Common Stock until such shares of Common Stock are surrendered as provided in this Section 2.02. Following such surrender, subject to the effect of escheat, Tax or other applicable law, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. Subject to Section 2.01(e), for purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.
(e)    Any portion of the Closing Equity Consideration and Closing Cash Consideration deposited with the Exchange Agent pursuant to this Section 2.02 to pay for Dissenting Shares for which appraisal rights shall have been perfected shall be returned to Parent upon the settlement or final and non appealable adjudication of any claim for appraisal rights asserted with respect to such Dissenting Shares.
(f)    All Per Share Merger Consideration issued and paid to a Stockholder upon conversion of the Common Stock in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Common Stock.
(g)    The parties acknowledge that as a result of the cash payments made to Stakeholders in lieu of equity consideration pursuant to the last sentence of Section 2.02(b) and Section 2.05(a), the number of shares of Parent Common Stock ultimately issued in connection with the Merger is less than the Merger Consideration Shares and the amount of cash paid in connection with the Merger is greater than the Merger Consideration Cash.
2.03.    Lost Certificates. If any certificate representing shares of Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Per Share Closing Consideration to be paid in respect of the shares of

Common Stock represented by such certificate (including any dividends or distributions payable in accordance with Section 2.02(d)).
2.04.    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Common Stock as to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (each, a “Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (a) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws his, her or its demand for appraisal of such Dissenting Shares, (b) if any holder of Dissenting Shares fails to establish his, her or its entitlement to appraisal rights as provided in the DGCL or (c) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment of the appraisal value for his, her or its shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Common Stock and such shares of Common Stock shall thereupon cease to constitute Dissenting Shares and such shares of Common Stock shall be deemed converted as of the Effective Time into the right to receive the Per Share Closing Equity Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Common Stock, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing.
2.05.    Treatment of Options.
(a)    Prior to the Closing Date, the Company shall take all necessary or appropriate actions (and provide reasonable evidence thereof to Parent at least two Business Days prior to Closing) so that, at the Closing, and without any action on the part of any holder thereof, each outstanding Option (whether vested or unvested) shall be cancelled and the holder thereof shall cease to have any rights with respect thereto, other than, in the case of each Optionholder, the right to receive (A) at Closing an amount of cash (reduced by any withholding obligation applicable to such Optionholder) equal to (i) the product of (x) the Per Share Closing Cash Consideration plus the cash value of the Per Share Closing Equity Consideration (based on the Per Share Parent Share Value as of the Business Day prior to the Closing Date) and (y) the number of In-the-Money Options held by such Optionholder, less (ii) the aggregate exercise price of the In-the-Money Options held by such Optionholder (collectively, the “Closing Option Consideration”), and (B) any additional consideration, when, as and if it becomes available shall be paid in respect of each In-the-Money Option in accordance with Section 2.11.
(b)    At or prior to the Closing, Parent shall deposit, or shall cause to be deposited, with the Company an amount in cash equal to the Closing Option Consideration to be payable to each Optionholder through the payroll system of the Surviving Corporation as promptly as practicable after the Effective Time.

(c)    For the avoidance of doubt, any Option that is not an In-the-Money Option shall be cancelled for no consideration without any action on the part of any holder thereof, immediately prior to the Effective Time. Additionally, all Option Consideration Cash (inclusive of applicable deductions and withholdings) paid to Optionholders in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the In-the-Money Options and the cancellation thereof.
2.06.    Calculation of Closing and Final Consideration.
(a)    For purposes of this Agreement, the “Merger Consideration” shall mean an amount equal to the Merger Consideration Cash plus the Merger Consideration Shares, subject to adjustment (without duplication) for the Net Working Capital as set forth below in this Section 2.06 (for avoidance of doubt, Merger Consideration shall include the Administrative Expense Amount). The “Merger Consideration Cash” means an amount equal to:
(i)    $150,000,000.00;
(ii)    plus the total amount of Cash as of 11:59 p.m. on the day before the Closing Date,
(iii)    minus the outstanding amount of Indebtedness immediately prior to the Effective Time;
(iv)    minus the unpaid Transaction Expenses;
(v)    plus any Tax Refunds and Transaction Tax Benefits required to be paid out under ARTICLE X;
(vi)    plus the amount, if any, by which the Net Working Capital exceeds the Working Capital Target; and
(vii)    minus the amount, if any, by which the Net Working Capital is less than the Working Capital Target.
(b)    The Company shall prepare and deliver to Parent, at least five Business Days prior to the Closing, a draft spreadsheet and at the Closing, a certified spreadsheet (such spreadsheet as delivered at least five Business Days prior to the Closing, the “Draft Spreadsheet” and such spreadsheet as delivered at the Closing, the “Spreadsheet”), in the form, reasonably acceptable to Parent and the Exchange Agent, which Spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), estimated as of the Closing Date and immediately prior to the Closing: (i) the names of all the Stakeholders and their respective addresses and where available, taxpayer identification numbers; (ii) the number of shares of Common Stock held by, or subject to Options held by, such Persons and, in the case of outstanding shares, the respective certificate numbers; (iii) the number of shares of Common Stock subject to and the exercise price per share in effect for each such Option (including In-the-Money Options); (iv) the estimated Merger Consideration Cash, which shall set forth by line item the amounts set forth in Section 2.06(a)(ii) through 2.06(a)(vii) (the “Estimated Cash Merger Consideration”); (v) the estimated Closing Option Consideration; and (vi) the Percentage Interest of each Stakeholder as of the Closing and the interest of each Stakeholder as of the Closing in respect of the Indemnity Escrow Shares and Adjustment Escrow Shares.
(c)    As promptly as possible, but in any event within 45 days after the Closing Date, Parent will deliver to the Stakeholder Representative (i) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the Closing (which will have been prepared with the assistance of Parent’s or the Company’s accountants), and (ii) Parent’s calculation of the Merger Consideration, based on the Spreadsheet and any post-Closing adjustments (together, the “Closing Statement”). The Closing Statement will be prepared in a manner consistent with the definitions of the terms Cash, Indebtedness, Transaction Expenses and Net Working Capital and the accounting principles and practices referred to therein. Except as set forth in provisos in clauses (i) and (ii) of the definition of Net Working Capital with respect to Transaction Tax Deductions, the Closing Statement will entirely disregard (i) any and all effects on the assets or liabilities of the Company and its Subsidiaries as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Parent or its Affiliates or any other transaction entered into by Parent or its Affiliates in connection with the consummation of the transactions contemplated hereby, and (ii) any of the plans, transactions, or changes which Parent or its Affiliates intends to initiate or make or cause to be initiated or made after the Closing with respect to the Surviving Corporation and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to Parent or its Affiliates or any of their assets or liabilities.
(d)    Parent will, and will cause the Surviving Corporation and its Subsidiaries to, (i) assist the Stakeholder Representative and its representatives in the review of the Closing Statement and provide the Stakeholder Representative and its representatives with reasonable access, on reasonable notice, during normal business hours to relevant and non-privileged books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Surviving Corporation and its Subsidiaries for purposes of their review of the Closing Statement, and (ii) otherwise reasonably cooperate with the Stakeholder Representative and its representatives in connection with such review, including providing on a timely basis all other information deemed by the Stakeholder Representative to be useful in connection with the review of the Closing Statement by the Stakeholder Representative or their representatives. If the Stakeholder Representative has any objections to the Closing Statement, the Stakeholder Representative will deliver to Parent a statement setting forth its objections thereto (an “Objections Statement”), stating that the Stakeholder Representative believes the Closing Statement contains errors in calculation or was not prepared in a manner consistent with the Agreed Accounting Principles, and specifying in reasonable detail each item that the Stakeholder Representative disputes (the “Disputed Items”). If an Objections Statement is not delivered to Parent within 30 days after delivery of the Closing Statement, the Closing Statement as prepared by Parent will be final, binding and non-appealable by the parties hereto. Following Parent’s receipt of any Objections Statement, Parent and the Stakeholder Representative will attempt to resolve in good faith the disputed matters set forth therein, and all such discussions and negotiations related thereto shall (unless otherwise agreed in writing by Parent and the Stakeholder Representative) be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule. If Parent and the Stakeholder Representative do not reach a final resolution within 30 days after the delivery of the Objections Statement to Parent, the Stakeholder Representative and Parent will submit any unresolved Disputed Items to Deloitte & Touche LLP or, if such accounting firm is unable or unwilling to serve, to an independent national accounting firm mutually selected by Parent and the Stakeholder Representative (the “Accounting Firm”). In the event the parties submit any unresolved Disputed Items to the Accounting Firm, each party will submit a Closing Statement (with Disputed Items only) together with such supporting documentation as it deems appropriate, to the Accounting Firm within 30 days after the date on which such unresolved Disputed Items were submitted to the Accounting Firm for resolution, it being agreed that the parties will make their respective submissions contemporaneously on a date and in a manner directed by the Accounting Firm, and with a copy sent simultaneously and in the same manner to the other party. The Stakeholder Representative and Parent will use their respective commercially reasonable efforts to cause the Accounting Firm to make its resolution and final determination of all Disputed Items submitted to it as soon as practicable, but in any event within 45 days after the date on which the Accounting Firm receives the Closing Statements prepared by the Stakeholder Representative and Parent. The Accounting Firm will resolve such Disputed Items by choosing, in its entirety, the Closing Statement proposed by either the Stakeholder Representative or Parent, and will make no other resolution of any Disputed Items (including by combining elements of the Closing Statements submitted by both parties). The Stakeholder Representative and Parent will use their respective commercially reasonable efforts to cause the Accounting Firm to notify Parent and Stakeholder Representative in writing of its resolution of such Disputed Items as soon as practicable after such resolution. The Closing Statement selected by the Accounting Firm will be final, binding and non-appealable by the parties hereto. Each party will bear its own costs and expenses in connection with the resolution of the Disputed Items by the Accounting Firm. The costs and expenses of the Accounting Firm will be paid by the party whose Closing Statement is not chosen by the Accounting Firm in its resolution of the Disputed Items.
(e)    If the Merger Consideration as finally determined pursuant to Section 2.06(d) (the “Final Cash Merger Consideration”) is greater than the Estimated Cash Merger Consideration, then, within five Business Days after the determination of Final Cash Merger Consideration, Parent will (i) deposit, or shall cause to be deposited, with the Exchange Agent, in trust and for the benefit of the Stakeholders, an amount of cash equal to the difference between the Estimated Cash Merger Consideration and the Final Cash Merger Consideration, to be distributed in accordance with Section 2.11 and (ii) instruct the Escrow Agent to deposit to the Exchange Agent, in trust and for the benefit of the Stakeholders, the Adjustment Escrow Shares, to be distributed in accordance with Section 2.11.

(f)    If the Final Cash Merger Consideration is less than the Estimated Cash Merger Consideration, then, within five Business Days after the determination of Final Cash Merger Consideration,  the Stakeholder Representative will instruct the Escrow Agent to release to Parent from the Adjustment Escrow Account the number of shares of Parent Common Stock with aggregate value (based on the Per Share Parent Share Value as of the Business Day prior to the date of such release) equal to the difference between the Estimated Cash Merger Consideration and the Final Cash Merger Consideration and further instruct the Escrow Agent to deposit with the Exchange Agent, in trust and for the benefit of the Stakeholders, the remaining number (if any) of Adjustment Escrow Shares, to be distributed in accordance with Section 2.11.
(g)    All payments required pursuant to Section 2.06(e) and Section 2.06(f) will be deemed to be adjustments for Tax purposes to the Merger Consideration, to the extent permitted by law.
2.07.    Adjustment Escrow. At the Closing, Parent shall deposit with the Escrow Agent the number of shares of Parent Common Stock equal to the Adjustment Escrow Shares. The Adjustment Escrow Shares shall be held by the Escrow Agent under, and released pursuant to, the terms of the Escrow Agreement. The Adjustment Escrow Shares shall be held in trust and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.
2.08.    Indemnity Escrow.
(a)    At the Closing, Parent shall deposit with the Escrow Agent the number of shares of Parent Common Stock equal to the Indemnity Escrow Shares to be held in escrow to use as the sole source of payment of claims for indemnification pursuant to ARTICLE VIII (other than with respect to claims made pursuant to Section 8.02(a)(ii) (which are subject to the Absolute Cap)). The Indemnity Escrow Shares shall be held by the Escrow Agent under, and released pursuant to, the terms of the Escrow Agreement. The Indemnity Escrow Shares shall be held in trust and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.
(b)    On the date that is one day following the one-year anniversary of the Closing Date (the “Indemnity Escrow Release Date”), Parent shall provide the Stakeholder Representative with (i) a written notice of its reasonable and good-faith determination of the Unresolved Claim Shares, together with reasonable supporting calculations and documentation, and (ii) a written notice duly executed by Parent and the Stakeholder Representative instructing the Escrow Agent to pay to the Exchange Agent, for further distribution in accordance with Section 2.11, and in accordance with the terms of the Escrow Agreement, the number of shares of Parent Common Stock equal to the excess, if any, of (x) the number of shares of Parent Common Stock in the Indemnity Escrow Account over (y) the sum of (1) the Unresolved Claim Shares (based on the Per Share Parent Share Value as of the Business Day prior to the Indemnity Escrow Release

Date) and (2) the Secondary Indemnity Holdback, if any. The term “Unresolved Claim Shares” means the number of shares of Parent Common Stock equal to (A) the sum of all indemnifiable Losses under Section 8.02(a) (other than Section 8.02(a)(ii)) that have been asserted pursuant to ARTICLE VIII but not finally resolved as of the Indemnity Escrow Release Date (each such claim, an “Unresolved Claim”), divided by (B) the Per Share Parent Share Value as of the Business Day prior to the Indemnity Escrow Release Date. The term “Secondary Indemnity Holdback” means (i) if all Agreed Indemnifiable Events have been Resolved as of the Indemnity Escrow Release Date, zero and (ii) if there has not been Resolution of all Agreed Indemnifiable Events by the Indemnity Escrow Release Date, the number of shares of Parent Common Stock in the Indemnity Escrow Account equal to (A) $15,000,000.00 or such lesser amount of Parent Common Stock based on the value of the Parent Common Stock remaining in the Indemnity Escrow Account, exclusive of Unresolved Claim Shares, based on the Per Share Parent Share Value as of the Business Day prior to the Indemnity Escrow Release Date, divided by (B) the Per Share Parent Share Value as of the Business Day prior to Indemnity Escrow Release Date. The Escrow Agent shall segregate the Secondary Indemnity Holdback from the Unresolved Claim Shares, and the Secondary Indemnity Holdback shall be available solely to satisfy claims by Parent related to any Agreed Indemnifiable Event.
(c)    Within five Business Days of Resolution of any Agreed Indemnifiable Event, Parent shall provide the Stakeholder Representative a written notice duly executed by Parent and the Stakeholder Representative instructing the Escrow Agent to pay to the Exchange Agent, for further distribution in accordance with Section 2.11, and in accordance with the terms of the Escrow Agreement, any remaining shares of the Secondary Indemnity Holdback less the value of shares equal to any amounts due, owing or otherwise payable in conjunction with such Resolution, in each case based on the Per Share Parent Share Value as of the date of the Resolution.
(d)    Following the first anniversary of the Closing Date and without taking into account any Secondary Indemnity Holdback, upon final resolution of all Unresolved Claims in respect of which Unresolved Claim Shares and/or cash have been retained in the Indemnity Escrow Account, Parent and the Stakeholder Representative shall instruct the Escrow Agent to release to the Exchange Agent, for further distribution in accordance with  Section 2.11, and in accordance with the terms of the Escrow Agreement, any shares of Parent Common Stock  and cash in the Indemnity Escrow Account in excess of the amount of any cash and/or Unresolved Claim Shares utilized to satisfy the resolution of the Unresolved Claims.
(e)    The Stakeholder Representative shall be authorized to sell or otherwise convert all remaining Indemnity Escrow Shares to cash at any time and manner allowable under applicable securities laws, as further set forth in the Escrow Agreement, and all references herein to shares held in the Indemnity Escrow Account shall thereafter mean cash. All costs or expenses incurred in connection with such conversion will be satisfied from the Indemnity Escrow Account; so long as at the time of and immediately following such conversion, the amount remaining in the Indemnity Escrow Account has a value greater than $30,000,000 (less any amounts released from the Indemnity Escrow Account through the date of conversion to satisfy claims under ARTICLE VIII). In all other instances, all such costs or expenses will be satisfied from the Administrative Expense Account unless Parent and the Stakeholder Representative otherwise agree in writing.
2.09.    Administrative Expense Account. On the Closing Date, from the Merger Consideration, Parent shall deliver the Administrative Expense Amount to the Stakeholder Representative by wire transfer of immediately available funds. The Stakeholder Representative, on behalf of the Stakeholders, shall hold the Administrative Expense Amount in a separate account (the “Administrative Expense Account”) as a fund from which the Stakeholder Representative shall pay any fees, expenses or costs it incurs in performing its duties and obligations under this Agreement by or on behalf of the Stakeholders, including legal and consultant fees, expenses and costs for reviewing, analyzing, prosecuting and defending any claim or process arising under or relating to this Agreement or the transactions contemplated by this Agreement. The Stakeholders will not receive any interest or earnings on the Administrative Expense Amount and irrevocably transfer and assign to the Stakeholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stakeholder Representative will not be liable for any loss of principal of the Administrative Expense Amount other than as a result of its gross negligence or willful misconduct.
2.10.    Rights Not Transferable. The rights of Stakeholders as of immediately prior to the Effective Time are personal to each such Stakeholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.
2.11.    Final Merger Consideration. When, as and if any adjustments to the Merger Consideration, escrow releases or other additional consideration become available for distribution to the Stakeholders in accordance with the terms of this Agreement and the Escrow Agreement, it shall be distributed among the Stakeholders pro rata in accordance with each such Stakeholder’s Percentage Interest as calculated and equitably adjusted by the Stakeholder Representative at the applicable time to take into account any Options that become In-the-Money Options as a result of the distribution of any such additional consideration; provided, however, that only those Optionholders set forth in the Spreadsheet delivered in accordance with Section 2.06(b) shall be entitled to receive such equitable adjustment; provided, further, that the Stakeholder Representative shall deliver an updated Spreadsheet, certified by the Stakeholder Representative, on the date of any distribution of Merger Consideration, escrow releases or other additional consideration, which shall reflect any such equitable adjustments or other changes. Notwithstanding the preceding, when, as and if such adjustments to the Merger Consideration or escrow releases become available for distribution to the Stakeholders in accordance with the terms of this Agreement, holders of Dissenting Shares shall not be entitled to receive such consideration.
2.12.    Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. The number of shares of Parent Common Stock to be issued under this Agreement to any Stakeholder (after aggregating all fractional shares that would be issued at any given time) shall be rounded to the nearest whole share (with one-half being rounded upward).

2.13.    Further Action. If at any time after the Effective Time, any further action is necessary to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the directors and officers of the Surviving Corporation are fully authorized in the name of the Company and Merger Sub to take all such lawful and necessary action.
2.14.    Unregistered Stakeholders. If any cash payment is to be made to a Person other than the Stakeholder in whose name the applicable surrendered share of Common Stock or In-the-Money Option is registered, it shall be a condition of such payment that the Person requesting such payment shall pay, or cause to be paid, any transfer or other Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered share of Common Stock or In-the-Money Option, or required for any other reason relating to such holder or requesting Person, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Per Share Closing Equity Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered share of Common Stock is registered, it shall be a condition to the registration thereof that the surrendered share of Common Stock shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Per Share Closing Equity Consideration shall pay, or cause to be paid, to the Exchange Agent any transfer or other Taxes required as a result of such registration in the name of a Person other than the registered holder of such share of Common Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
2.15.    Unclaimed Amounts. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the Stockholders one year after the Effective Time shall be returned to Parent, upon demand, and any such Stakeholder who has not exchanged or surrendered his, her or its shares of Common Stock, as applicable, for the Per Share Closing Consideration in accordance with Section 2.02 prior to that time shall thereafter look only to Parent for delivery of the Per Share Merger Consideration in respect thereof. Notwithstanding the foregoing, neither Parent, Merger Sub, the Company nor the Surviving Corporation shall be liable to any Stockholder for any Per Share Merger Consideration or other amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
2.16.    Withholding. Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, and cause the Exchange Agent to deduct and withhold, from any amount payable or settled pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of any such payment under the Code or any provision of applicable Tax law, provided that no deductions or withholdings shall be made if the shares of Parent Common Stock are not fully paid up for purposes of the laws of the Netherlands. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock or In-the-Money Options, as applicable, in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be. Parent shall use commercially reasonable efforts to provide or cause to be provided to such holder written notice no later than two days in advance of the amounts being so deducted or withheld, setting forth such amounts and the applicable law requiring such withholding. Notwithstanding anything to the contrary, any compensatory amounts payable in cash pursuant to or as contemplated by this Agreement for which withholding is required shall be remitted to the Company or applicable payroll agent for payment to the applicable Person through their regular payroll procedures, as applicable, and the Company shall, or shall cause the applicable payroll agent to, withhold from such compensatory amounts as required under the Code or any provision of applicable Tax law.
2.17.    Cap and Other Limitations for Electing Stockholders. At the Closing, the Stakeholder Representative shall provide the Company with a schedule (the “Electing Stockholder Schedule”), which shall name each Stockholder that has notified the Stakeholder Representative to be included on the Electing Stockholder Schedule and, at the discretion of such Stockholder, (i) set forth the maximum Merger Consideration Cash (excluding amounts received by such Stockholder on the Closing Date) that such Stockholder may receive in connection with the Merger (the “Post-Closing Cash Cap”), (iii) set forth the maximum value of Parent Common Stock or cash (as applicable) that such Stockholder may receive from the Indemnity Escrow Account (the “Indemnity Escrow Cap”), (iv) set forth the maximum value of Parent Common Stock or cash (as applicable) that such Stockholder may receive from the Adjustment Escrow Account (the “Adjustment Escrow Cap”), (v) state that the Escrow Agent shall not vote any of the shares of Parent Common Stock in the Indemnity Escrow Account or the Adjustment Escrow Account that are attributable to such Stockholder, and/or (vi) state that any dividends paid in respect of all or a specified number of the shares of Parent Common Stock in the Indemnity Escrow Account or the Adjustment Escrow Account that are attributable to such Stockholder shall be paid to the Escrow Agent and retained in the Indemnity Escrow Account or the Adjustment Escrow Account, as applicable. Notwithstanding anything to the contrary in this Agreement, in no event shall any Stockholder named on the Electing Stockholder Schedule receive in connection with the Merger (A) an amount of Merger Consideration Cash (excluding amounts received by such Stockholder on the Closing Date) greater than the Post-Closing Cash Cap corresponding to such Stockholder in the Electing Stockholder Schedule, (B) a value of Parent Common Stock or an amount of cash (as applicable) from the Indemnity Escrow Account greater than the Indemnity Escrow Cap corresponding to such Stockholder in the Electing Stockholder Schedule, or (C) a value of Parent Common Stock or an amount of cash (as applicable) from the Adjustment Escrow Account greater than the Adjustment Escrow Cap corresponding to such Stockholder in the Electing Stockholder Schedule. Any amount of cash or any Parent Common Stock that a Stockholder would have received, but is not entitled to receive on account of the preceding sentence, shall instead be paid or released to the eligible Stakeholders in accordance with Section 2.11. If a Stockholder makes the election on the Electing Stockholder Schedule described in clause (v) above, the Escrow Agent shall not vote any of the shares of Parent Common Stock in the Indemnity Escrow Account or the Adjustment Escrow Account that are attributable to such Stockholder. If a Stockholder makes the election on the Electing Stockholder Schedule described in clause (vi) above, any dividends paid in respect of all or the specified number (as set forth on the Electing Stockholder Schedule) of Parent Common Stock in the Indemnity Escrow Account or the Adjustment Escrow Account, as applicable, that are attributable to such Stockholder shall be paid to the Escrow Agent and shall be retained in cash in the Indemnity Escrow Account or the Adjustment Escrow Account, as applicable; and (x) such cash shall be available as a source of payment of claims for indemnification pursuant to ARTICLE VIII (in the case of the Indemnity Escrow Account) or for any release to Parent under Section 2.06(f) (in the case of the Adjustment Escrow Account), (y) shall be deemed to be included in all references herein to shares held in the Indemnity Escrow Account or the Adjustment Escrow Account, as applicable (other than references in this Section 2.17 or as specified in clause (z) of this sentence), and (z) shall, upon any release from the Indemnity Escrow Account in accordance with Section 2.08 or release to Stakeholders from the Adjustment Escrow Account under Section 2.06(e) or Section 2.06(f), as applicable, be payable only to such Stockholder and shall not affect the amount of cash or Parent shares to which such Stockholder or any other Stakeholder is otherwise entitled.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub as follows, in each case except as set forth in the Disclosure Schedules:
3.01.    Organization and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite corporate power and authority and all Permits necessary to own and operate and/or lease its assets, rights and properties and to carry on its businesses as now conducted, except where the failure to hold such Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires the Company to qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
3.02.    Subsidiaries. Except as set forth on Schedule 3.02, neither the Company nor any of its Subsidiaries own or hold the right to acquire any stock, partnership interest, limited liability company interest, joint venture ownership interest or other equity ownership interest in any other Person. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has, in all material respects, all requisite company power and authority and all Permits necessary to own and/or lease its assets, rights and properties and to carry on its businesses as now conducted by it and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of businesses as now conducted requires it to qualify. Except as set forth on Schedule 3.02, there are no outstanding (a) shares of capital stock or other equity interests or voting securities of any Subsidiary of the Company, (b) securities convertible or exchangeable into capital stock of any Subsidiary of the Company, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of any Subsidiary of the Company or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary of the Company. All of the capital stock of each of the Subsidiaries of the Company is owned directly or indirectly by the Company. Except as set forth on Schedule 3.02, all issued and outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens.

3.03.    Authorization; Valid and Binding Agreement; No Breach.
(a)    The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Company and the written consent of the Designated Stockholders determined pursuant to Section 1.05(a)(ix) is the only vote or approval of the Stakeholders required to approve this Agreement, the Merger and transactions contemplated hereby. No other actions, proceedings, consents, waivers or approvals on the part of the Company or the Stakeholders are necessary to authorize the execution, delivery or performance of this Agreement. Assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company and the Stakeholder Representative in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity.
(b)    Except as set forth on Schedule 3.03(b), the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the certificate of incorporation, bylaws or equivalent organizational documents of the Company or any of its Subsidiaries; (ii) materially conflict with or violate any law or order applicable to the Company or any of its Subsidiaries or by which any property, right or asset of the Company or any of its Subsidiaries is bound; (iii) result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, result in a material loss of benefit under, give rise to a right of material payment (other than such payments expressly contemplated by this Agreement and, in any event, do not constitute such a breach or default) under, create in any party thereto the right to amend, modify, abandon, accelerate, terminate or cancel any material provision of (in each case, whether with notice or lapse of time or both), require any material notice, consent or approval under, or result in the creation or imposition of any material Lien on any material property, right or asset of the Company or any of its Subsidiaries under, any material agreement, whether oral or written, to which the Company or any of its Subsidiaries is a party or by which any material property, right or asset of the Company or any of its Subsidiaries is bound; or (iv) cause the suspension or revocation of any material Permit held by the Company or any of its Subsidiaries, other than any such authorizations, consents, approvals, exemptions or other actions required under the HSR Act or applicable antitrust and/or competition laws of other jurisdictions.
3.04.    Capitalization.
(a)    The authorized capital stock of the Company consists solely of 250,000,000 shares of Common Stock. A total of 180,399,055 shares of Common Stock are issued and outstanding as of the date hereof. The Company holds no treasury shares. As of the date hereof, there are no other issued and outstanding shares of capital stock or other securities of the Company and no outstanding commitments or agreements to issue any shares of capital stock or other securities of the Company other than pursuant to the exercise of outstanding Options under the Plans and other than as set forth on Schedule 3.04. Schedule 3.04 accurately sets forth, as of the date hereof, the name of each Person that is the registered owner of any shares of Common Stock and the number of such shares so owned by such Person. To the Company’s Knowledge, the number of such shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of the Company. Except as set forth in Schedule 3.04, (i) all issued and outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens or “put” or “call” rights created by statute, the Company’s certificate of incorporation or bylaws, or any commitment or agreement to which the Company is a party or by which the Company is bound, (ii) no shares of Company capital stock are subject to a right of repurchase by the Company which lapses (or where the shares “vest”) over time (other than the Company’s right to repurchase shares within a set number of days after an employee’s employment with the Company has terminated), (iii) all issued and outstanding shares of the Company’s capital stock were issued in compliance with all applicable legal requirements and all requirements set forth in applicable agreements, (iv) there is no liability for dividends accrued and unpaid by the Company and (v) the Company is not under any obligation to register under the Securities Act any shares of the Company’s capital stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued.
(b)    As of the date hereof, the Company has reserved 29,863,653 shares of Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Plans, of which 29,140,015 shares are subject to outstanding and unexercised Options, and 707,712 shares remain available for issuance thereunder. Schedule 3.04 sets forth, as of the date hereof, a true, correct and complete list of all holders of outstanding Options, whether or not granted under the Plans, including the number of shares of Common Stock subject to each such Option, the date of grant, the exercise price per share, the Tax status of such Option under Section 422 of the Code and the Plan from which such Option was granted. In addition, Schedule 3.04 sets forth a true, correct and complete list of all holders of outstanding Options that are held by Persons that are not employees of the Company, including the relationship between each such Person and the Company.
(c)    Except for outstanding Options and as set forth on Schedule 3.04, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of the Company’s capital stock or any other securities representing the right to purchase or otherwise receive any shares or other securities of the Company and its Subsidiaries.
(d)    As of the date hereof and except as set forth on Schedule 3.04, no Person has any right to acquire any shares of the Company’s capital stock or any options (other than outstanding Options), warrants or other rights to purchase shares of the Company’s capital stock or other securities of the Company, from the Company.

(e)    No bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the date hereof.
(f)    The allocation of the Merger Consideration to the Stakeholders in accordance with the Spreadsheet fully complies with (i) the Company’s Certificate of Incorporation and bylaws in effect immediately prior to the Effective Time, (ii) the terms of that certain stockholders agreement, dated as of August 1, 2013, by and among the Company, Blackhawk Intermediate Holdings, Inc., Blackhawk Specialty Tools, LLC (the “LLC”) and the other investor parties thereto, and (iii) applicable state and federal laws.
3.05.    Financial Statements.
(a)    Schedule 3.05 consists of: (i) the Company’s unaudited consolidated balance sheet as of August 31, 2016 (the “Latest Balance Sheet”) and the related statement of income for the eight-month period then ended and (ii) the Company’s audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended December 31, 2015 (all such financial statements referred to in (i) and (ii), the “Financial Statements”). Except as set forth on Schedule 3.05, the Financial Statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from year-end adjustments). Except as set forth on Schedule 3.05, the Company and its Subsidiaries do not have any material liabilities that would be required to be reflected in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, except (i) liabilities accrued on or reserved against in the Latest Balance Sheet or disclosed in the notes thereto, (ii) liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business, (iii) liabilities to be included in the computation of Indebtedness or Transaction Expenses, (iv) liabilities agreed to be included in the computation of Net Working Capital, and (v) other liabilities which do not, individually or together with other liabilities that relate to or result from the same facts, events or circumstances, exceed $50,000.
(b)    Neither the Company, nor to the Company’s Knowledge, the Company’s independent auditors or any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. Neither the Company nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Financial Statements.
3.06.    Absence of Certain Developments. Since January 1, 2016, the Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course consistent with past practice, and there has not occurred any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.06 or as expressly permitted under this Agreement since January 1, 2016, neither the Company nor any of its Subsidiaries has:
(a)    amended or modified its certificate of incorporation or bylaws (or equivalent organizational or governing documents);
(b)    issued, delivered, reissued or sold, disposed, encumbered or pledged any of its shares of, or authorized the same in respect of, capital stock, any voting securities or any other equity interests or any options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, other equity-based compensation, calls or commitments with respect to such securities of any kind, or granted phantom stock or other similar rights with respect to any of the foregoing (other than any Options set forth on Schedule 3.04);
(c)    declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any of its outstanding capital stock or other equity interests, in each case, other than distributions or dividends in cash and distributions by a Subsidiary of the Company to the Company or a direct or indirect wholly owned Subsidiary of the Company;
(d)    split, combined, subdivided or reclassified any of its outstanding capital stock or other equity interests;
(e)    created, incurred, assumed or guaranteed any Indebtedness other than (i) pursuant to the Company’s existing credit facilities identified on Schedule 3.06(e) or (ii) pursuant to arrangements solely among or between the Company and one or more of its direct or indirect wholly owned Subsidiaries or solely among or between its direct or indirect wholly owned Subsidiaries subjected any material portion of its properties or assets to any material Lien, other than Permitted Liens;
(f)    sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business;
(g)    (i) sold, assigned or transferred any material patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, (ii) failed to take any action in the ordinary course of business, consistent with past practice, to make any filing, pay any fee, or take any other act necessary to maintain in full force and effect any Intellectual Property and (iii) failed to take any action in the ordinary course of business, consistent with past practice, to maintain reasonable measures to protect the confidentiality and value of Intellectual Property;

(h)    (i) made or granted any material bonus or any material increase to salary, wages, commissions or other compensation to any current (or former) employee, officer, or consultant in excess of 10% for any individual’s annual base salary, (ii) amended or terminated any existing employee benefit plan or arrangement or severance agreement or change in control agreement or retention or employment contract other than amendments required by applicable law or in order to maintain the tax-qualified status of such employee benefit plan under Section 401(a) of the Code, (iii) adopted any new employee benefit plan or arrangement or severance agreement or change in control agreement or retention or employment contract or tax gross-up or tax indemnification agreement, (iv) amended or accelerated of the payment, right to payment or vesting of any compensation or benefits (except as expressly provided under this Agreement) or (v) taken any action to fund any trust or in any similar way secure the payment of compensation or benefits under any Plan (except in the ordinary course of business, as required under the terms of a Plan or applicable law, or as expressly provided under this Agreement);
(i)    made any loans or advances to, or guarantees for the benefit of, any Persons (except for loans, advances or guarantees to employees or consultants for travel or other business expenses in the ordinary course of business) in excess of $50,000;
(j)    adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;
(k)    made any acquisition of all or substantially all of the assets, capital stock or business of any other Person, whether by merger, stock or asset purchase or otherwise;
(l)    cancelled, waived or released any material debts, rights or claims in favor of the Company or any of its Subsidiaries except in the ordinary course of business;
(m)    entered into any new line of business;
(n)    made any material change in its accounting methods; or
(o)    committed to do any of the foregoing.
3.07.    Title to Properties.
(a)    Except as set forth on Schedule 3.07(a), each of the Company and its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, except for assets disposed of by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet.
(b)    Except as set forth on Schedule 3.07(b), neither the Company nor any of its Subsidiaries own any real property. The real property demised by the leases described on Schedule 3.07(b) (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on Schedule 3.07(b), the Leased Real Property leases are in full force and effect, and the Company or a Subsidiary of the Company holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws. The Company has delivered or made available to Parent copies of each of the leases described on Schedule 3.07(b), and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Parent. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries are in default in any material respect under any of such leases.
3.08.    Tax Matters. Except as set forth on Schedule 3.08:
(a)    The Company and each of its Subsidiaries have timely filed all federal income Tax Returns and all other material Tax Returns that are required to be filed by them, and all such Tax Returns are true, correct and complete. The Company and its Subsidiaries have paid all Taxes due and owing with respect to such Tax Returns prior to the Closing Date (whether or not shown on a Tax Return). All deficiencies asserted in writing or assessments made in writing by any Taxing Authority in connection with such Tax Returns have been or shall be timely paid on or before the Closing Date. All material Taxes which the Company or any of its Subsidiaries were obligated to withhold from amounts owing to any employee, creditor or third party have been fully withheld, collected and timely paid to the proper Taxing Authority, or properly accrued.
(b)    There is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries claimed or raised by any Taxing Authority of which the Company or any of its Subsidiaries has received written notice. No claim has been made in writing by any Taxing Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to Tax in that jurisdiction. Neither the Company nor any of its Subsidiaries has received any written notice of any threatened Tax audit, examination, refund litigation or adjustment in controversy with respect to the business or operations of the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency, other than waivers or extensions that are no longer in force. No power of attorney granted by the Company or any of its Subsidiaries with respect to any Tax is currently in force with respect to any Tax audit or Tax dispute.
(c)    As of the Closing Date, neither the Company nor any Subsidiary will be a party to, or otherwise bound by or subject to (whether as a transferee, successor or otherwise), any Tax sharing, Tax allocation, Tax indemnity or other similar agreement or arrangement pursuant to which it will have any obligation to make any payments to any Person, other than (i) agreements or arrangements entered into in the ordinary course of business and not primarily relating to Taxes, and (ii) agreements or arrangements solely among the Company and its Subsidiaries.
(d)    Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income from any

Taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting for a Pre-Closing Tax Period, (ii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed prior to the Closing, (iii) an installment sale or open transaction disposition made prior to the Closing, (iv) any prepaid amount received or deferred revenue accrued prior to the Closing, or (v) any election under Section 108(i) of the Code.
(e)    Neither the Company nor any Subsidiary has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any U.S. federal income or other material Tax Return, other than, for purposes of filing consolidated U.S. Federal income tax returns, a group of which the Company is the common parent, or has any liability with respect to the Taxes of any other Person (other than the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. law, or as a transferee or successor.
(f)    Neither the Company nor any Subsidiary has agreed to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or non-U.S. law.
(g)    Any charges, accruals or reserves for Taxes with respect to the Company and its Subsidiaries for any Pre-Closing Tax Period (excluding any provision for deferred income Taxes) that are reflected on the books of the Company and its Subsidiaries are adequate to cover Taxes for such Pre-Closing Tax Period that are not yet due and payable.
(h)    Neither the Company nor any Subsidiary has had any material deferred gain or loss from a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or any similar provision under state, local or foreign law) or any material excess loss account within the meaning of Treasury Regulation Section 1.1502-19 (or any similar provision of state, local or non-U.S. law).
(i)    There are no material Liens for Taxes (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries.
(j)    Neither the Company nor any Subsidiary has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Section 355 of the Code.
(k)    Neither the Company nor any Subsidiary has been at any time a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(l)    The Company and the Subsidiaries have disclosed on all relevant Tax Returns any positions taken therein that could give rise to a substantial understatement of Taxes within the meaning of Section 6662 of the Code.
(m)    Neither the Company nor any Subsidiary has participated (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)) in any “reportable transaction”

described under Treasury Regulation Section 1.6011-2, including any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(n)    Neither the Company nor any Subsidiary has (or has had) any (i) place of management, (ii) branch, (iii) office (or any other place of business), (iv) operations or employees, (v) agent with binding authority or (vi) any other activities, in each case that did or would reasonably be expected to give rise to a permanent establishment or taxable presence in any country other than (x) the country where the Company or such Subsidiary was organized or (y) a country pursuant to the Tax laws of which the Company or such Subsidiary has paid all material Taxes due and owing by it and filed all material Tax Returns required to be filed by it in such country (any of clauses (i) through (vi), a “Taxable Presence Activity”).
(o)    Neither the Company nor any Subsidiary has failed to be registered as a taxable person for purposes of material value added Taxes or any material similar indirect Taxes for which it is required by applicable Tax law to be registered.
(p)    Schedule 3.08(p) sets forth the classification for U.S. federal income tax purposes of each of the Company and each of its Subsidiaries, and, except as otherwise set forth on Schedule 3.08(p), the Company and each such Subsidiary has had such classification at all times since its formation.
(q)    The Company and each of its Subsidiaries has timely collected and properly maintained all resale certificates and other documentation required for any exemption from the collection of any material applicable sales or use or similar Taxes.
(r)    All of the employees of the Company and each Subsidiary have been properly classified as employees for all material Tax purposes, and all of the independent contractors of the Company and each Subsidiary have been properly classified as independent contractors for all material Tax purposes.
(s)    Neither the Company nor any Subsidiary has received from any Taxing Authority (including jurisdictions where the Company or such Subsidiary has not filed a Tax Return) in the five most recent taxable years ending prior to the Closing Date, any written notice of deficiency or written proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company or any Subsidiary.
(t)    The Company and each Subsidiary have made available to Parent correct and complete copies of (i) all U.S. federal income and other material Tax Returns that have been filed for Taxable periods ending on or after December 31, 2013, and (ii) any examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary with respect to Taxes filed or received since January 1, 2012.
(u)    The execution of and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) result in the payment or provision of an “excess parachute payment” under Section 280G of the Code, whether under a Plan or otherwise.

(v)    Since the date of the Latest Balance Sheet, except as set forth in Schedule 3.08(v) or in connection with the transactions contemplated or as provided under this Agreement, neither the Company nor any of its Subsidiaries has made any material change in its Tax accounting methods.
(w)    The representations and warranties set forth in Section 3.05, this Section 3.08, and Section 3.12 contain the sole and exclusive representations and warranties of the Company in this Agreement with respect to Taxes, and any claim for breach of representation or warranty against the Stakeholders with respect to Taxes will be based on the representations and warranties made in Section 3.05, this Section 3.08 and Section 3.12 and will not be based on the representations or warranties set forth in any other provision of this Agreement. Nothing in this Agreement (including this Section 3.08) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of the Company or any of its Subsidiaries, and the Stakeholders will not be liable under any provision of this Agreement for Taxes of Parent, the Company or its Subsidiaries, or any of their Affiliates for any period (or portion thereof) beginning after the Closing Date, except with respect to (A) the representations and warranties in Section 3.08(c), (d), and (h), and (B) in the case of Taxes that do not result to any extent from a Taxable Presence Activity following the Closing, Section 3.08(n).
3.09.    Contracts and Commitments.
(a)    Except as set forth on Schedule 3.09(a), neither the Company nor any of its Subsidiaries is party to or bound by any of the following:
(i)    except for purchase orders issued in the ordinary course of business, a contract that is reasonably expected to require aggregate payment by the Company or any of its Subsidiaries of $150,000 or more within a twelve month period and which is not terminable by the Company or any of its Subsidiaries on less than 90 days prior notice;
(ii)    any continuing contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets with a Significant Supplier or Significant Customer or any purchase order from the Company or any of its Subsidiaries to a vendor with $100,000 or more outstanding;
(iii)    material license, sale, distribution, marketing, agent, franchise or similar agreement relating to or providing for the marketing or sale of the products or services;
(iv)    any material licenses, sublicenses and other contracts pursuant to which the Company has agreed to any restriction on the right of the Company or its Subsidiaries to use or enforce any Intellectual Property or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Intellectual Property;

(v)    contract with any Governmental Body;
(vi)    partnership, joint venture, or other similar material contract, arrangement or agreement (including any profit sharing agreements not constituting a Plan);
(vii)    collective bargaining agreement or contract with any labor union, other than as described in Section 3.18 or Schedule 3.18;
(viii)    material bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 3.12 or the Disclosure Schedules relating thereto;
(ix)    stock purchase, stock option or similar plan, other than as described in Section 3.12 or the Disclosure Schedules relating thereto;
(x)    other than as described in Section 3.12 or the Disclosure Schedules relating thereto a contract for the employment of any officer, individual employee or other individual Person on a full-time or consulting basis providing for fixed compensation in excess of $100,000 per annum that is not immediately terminable;
(xi)    contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the Company’s or any of its Subsidiaries’ assets, other than the obligations and Liens set forth on Schedule 3.06(e);
(xii)    guaranty of any obligation for borrowed money, other than those released in connection with the Closing as set forth on Schedule 3.06(e);
(xiii)    lease or rental contract under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000.00;
(xiv)    any confidentiality, secrecy or non-disclosure agreement, other than any such contract entered into with customers and distributors or other Persons in the ordinary course of business and other than any such contract entered into in connection with a potential sale of the Company;
(xv)    any material settlement agreement under which the Company and its Subsidiaries or the counterparty thereto has unsatisfied obligations;
(xvi)    any agreement or contract requiring the Company or any of its Subsidiaries to indemnify or hold harmless any Person, other than in the ordinary course of business consistent with past practice;
(xvii)    any contract limiting the freedom of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any material

Intellectual Property, or any contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person; or
(xviii)    agreement or contract to enter into any of the foregoing.
(b)    Parent has been given access to a true and correct copy of all contracts which are listed on Schedule 3.09(a), together with all material amendments, waivers or other changes thereto.
(c)    (i) neither the Company nor any of its Subsidiaries is in material breach or material default under any contract listed on Schedule 3.09(a) (each, a “Material Contract” and, collectively, the “Material Contracts”), and (ii) to the Company’s Knowledge, the other party to each of the Material Contracts is not in material default thereunder.
3.10.    Intellectual Property.
(a)    All of the material patents, internet domain names, registered trademarks, registered service marks, registered copyrights, and applications for any of the foregoing owned by the Company or any of its Subsidiaries and used in the conduct of the Company’s and its Subsidiaries’ respective businesses (collectively, “Intellectual Property”) are set forth on Schedule 3.10(a).
(b)    Except as set forth on Schedule 3.10(b): (i) the Company or one of its Subsidiaries owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property, (ii) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries are currently infringing on the intellectual property rights of any other Person, (iii) to the Company’s Knowledge, since January 1, 2014, no Person is currently infringing on the Intellectual Property and (iv) since January 1, 2014, neither the Company nor any of its Subsidiaries have been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of the Company to exercise any Intellectual Property right, and, to the Company’s Knowledge, the Company has not received any written communication that involves an offer to license or grant any other rights or immunities under any intellectual property right of any other Person.
3.11.    Litigation. Except as set forth on Schedule 3.11, there are no actions or proceedings pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries before or by any Governmental Body, which, if determined adversely to the Company or any of its Subsidiaries (as applicable), would have a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries is party to any outstanding judgment or decree of any Governmental Body.
3.12.    Employee Benefit Plans.

(a)    Schedule 3.12(a) sets forth an accurate and complete list of all material Plans. With respect to each material Plan, the Company has made available to Parent an accurate and complete copy of (i) each material writing that sets forth all material terms of the Plan, including plan documents, plan amendments, any related trusts and all summary plan descriptions, (ii) a written description of the Plan, if not otherwise in writing, (iii) the Form 5500 filed in each of the most recent three plan years with respect to each Plan, if applicable, including all schedules thereto, financial statements and the opinion of independent accountants, (iv) all non-routine notices that were given by any Governmental Body to the Company or any Subsidiary in relation to the Plan in the past six years and (v) with respect to any Plan that is a pension plan, as defined in Section 3(3) of ERISA, that meets or purports to meet the requirements of Section 401(a) of the Code, the most recent determination or opinion letter issued by the U.S. Internal Revenue Service (“IRS”).
(b)    Each of the Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS on which it can currently rely, and, to the Company’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such Plan or related trust. Neither the Company nor any Subsidiary has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, and to the Company’s Knowledge, no “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Plan that, in either case, would result in a material liability to the Company under Section 406 of ERISA or Section 4975 of the Code.
(c)    Each Plan is and for the past six years has been maintained, funded, operated and administered, and the Company and Subsidiaries have each performed all of their respective obligations under each Plan, in each case, in all material respects in accordance with the terms of such Plan and all applicable laws, including ERISA and the Code. Without limiting the foregoing, each Plan is in compliance in all material respects with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), to the extent applicable, and the operation of the Plans has not resulted in the incurrence of any penalty or tax to the Company or any Subsidiary pursuant to the Healthcare Reform Law. Blackhawk Specialty Tools - Angola, LDA does not sponsor, maintain or contribute to any employee benefit plan, program or arrangement.
(d)    In the last six years, none of the Company, any Subsidiary or any ERISA Affiliate has established, maintained or contributed to, or had an obligation to maintain or contribute to, any (i) multiemployer plan as defined in Section 3(37)(A) of ERISA, (ii) pension plan subject to Title IV of ERISA, or (iii) defined benefit pension plan. Neither the Company nor any Subsidiary has any liability under Title IV of ERISA. No Plan is a multiple employer plan subject to ERISA. Neither the Company nor any Subsidiary provides for medical or life insurance benefits to retired or former employees (or their beneficiaries or dependents) of the Company or any Subsidiary (other than as required under Code Section 4980B, or similar state law).

(e)    There are no pending audits or investigations by any Governmental Body involving any Plan, and no pending or, to the Company’s Knowledge, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Plans), suits or proceedings involving any Plan or, to the Company’s Knowledge, any fiduciary thereof.
(f)    All stock options granted by the Company or any Subsidiary were granted using an exercise price of not less than the fair market value of the underlying shares on the date of grant. The treatment of the Options described in Section 2.05 do not violate the terms of any Plan under which such Options have been granted or any award agreements governing the terms of such Options.
(g)    Except as set forth on Schedule 3.12(g) or expressly permitted by this Agreement, the execution and performance of this Agreement and the transactions contemplated by this Agreement will not (i) result in any payment becoming due to any current or former employee, officer, director, or independent contractor of the Company or any Subsidiary, (ii) increase any amount of compensation or benefits otherwise payable under any Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Plan (except as provided in this Agreement), (iv) results in any deemed severance or good reason termination right, including under any contracts listed on Schedule 3.12(g), or (v) require any contributions or payments to fund any obligations under any Plan.
(h)    Neither the Company nor any Subsidiary has any contractual obligation to “gross up” or otherwise reimburse any individual because of the imposition of any Tax.
3.13.    Insurance. Schedule 3.13 sets forth a true, accurate and complete list each material insurance policy maintained by the Company and its Subsidiaries. All such insurance policies are valid, binding, enforceable by the Company or its Subsidiaries, as applicable, and in full force and effect, and all premiums with respect thereto have been paid, and no notice of cancellation, termination or denial or material reduction of coverage or material premium increase has been received with respect to any such insurance policy. Neither the Company nor any of its Subsidiaries is in material breach or default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or default under, or permit cancellation, termination, denial or material reduction of coverage or material premium increase with respect to such policy, and to the Company’s Knowledge no insurer has threatened the same.
3.14.    Compliance with Laws. Except as set forth on Schedule 3.14 or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is, and at all times since its respective date of formation or organization has been, in compliance with all applicable laws and is not in default under or in violation of any applicable laws. Neither the Company nor any Company Subsidiary has received written notice from any Governmental Body of any material violation of any applicable law.
3.15.    Environmental Compliance and Conditions. Except as set forth on Schedule 3.15:

(a)    The Company and its Subsidiaries are and for the past five years have been in material compliance with all applicable Environmental Laws, including the obligation to obtain and maintain all material Permits required under applicable Environmental Laws to operate at the Leased Real Property or other properties and to carry on their respective businesses as now conducted.
(b)    None of the Company or any of its Subsidiaries have received any written notice from any Governmental Body or other third party asserting any actual or alleged violation of Environmental Laws, or any liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws, the subject of which notice is unresolved.
(c)    No claims or actions are pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries with respect to their respective businesses or the Leased Real Property or other properties, alleging violations of or liability under Environmental Law.
(d)    To the Company’s Knowledge, none of the Company or any of its Subsidiaries have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, or exposed any Person to or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has been in material violation of or would reasonably be expected to give rise to material liability under Environmental Law.
(e)    The Company has delivered to Parent accurate and complete copies of, (i) all material environmental reports, investigations and audits possessed by the Company or any of its Subsidiaries, produced during the past five years and relating to the Leased Real Property or other properties and facilities currently or previously owned, leased, operated or controlled by the Company or any of its Subsidiaries, and (ii) all material correspondence by and between the Company or any of its Subsidiaries and any Governmental Body or any third parties, dated within the past five years and relating to the Company’s and any of its Subsidiaries’ compliance with or liability under any Environmental Law.
3.16.    Customers and Suppliers.
(a)    Neither the Company nor any of its Subsidiaries has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2015 or the eight months ended August 31, 2016, was one of the 10 largest sources of revenues for the Company, based on amounts paid or payable (each, a “Significant Customer”), and, to the Company’s Knowledge, no Significant Customer is materially dissatisfied with the Company or any of its Subsidiaries. Each Significant Customer is listed on Schedule 3.16(a). To the Company’s Knowledge, the Company has not received any information from any Significant Customer that such customer shall not continue as a customer of the Company or its Subsidiaries (or the Surviving Corporation or Parent and its Subsidiaries) after the

Closing or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation) and its Subsidiaries.
(b)    The Company has no outstanding material dispute concerning products and/or services provided by any supplier who, year ended December 31, 2015 or the eight months ended August 31, 2016, was one of the 10 largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a “Significant Supplier”), and, to the Company’s Knowledge, no Significant Supplier is materially dissatisfied with the Company or any of its Subsidiaries. Each Significant Supplier is listed on Schedule 3.16(b). To the Company’s Knowledge, the Company has not received any information from any Significant Supplier that such supplier shall not continue as a supplier to the Company or its Subsidiaries (or the Surviving Corporation or Parent and its Subsidiaries) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent and its Subsidiaries). The Company and its Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on its business.
3.17.    Affiliated Transactions. Except as set forth on Schedule 3.17, to the Company’s Knowledge, since January 1, 2014, no officer, director, controlling equityholder of the Company, its Subsidiaries or any Affiliate, or any individual in such officer’s, director’s or equityholder’s immediate family has been or is a party to any material contract or transaction with the Company or its Subsidiaries (other than any agreement or transaction which is not substantially less favorable to the Company or the relevant Subsidiary as would reasonably be expected to be obtained by the Company or the relevant Subsidiary at the time in a comparable arm’s-length transaction with a Person not affiliated with the Company) or has any material interest in any material property used by the Company or its Subsidiaries.
3.18.    Employment and Labor Matters. Except as set forth on Schedule 3.18, (a) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement with any labor union applicable to any employees of the Company or any of its Subsidiaries, and no such agreement is being negotiated by the Company or any of its Subsidiaries as of the date hereof, nor has the Company or any of its Subsidiaries experienced any strike or material labor dispute, claim of unfair labor practices, or other collective bargaining dispute within the past two years, (b) no labor strike, picketing, slowdown, lockout, other work stoppage, or other material labor dispute involving the Company or any of its Subsidiaries is pending, or to the Company’s Knowledge, threatened by any employee or any labor dispute, (c) to the Company’s Knowledge, no union is seeking to organize employees of the Company or any of its Subsidiaries for the purpose of collective bargaining, (d) for the past four years, to the Company’s Knowledge, each of the Company and its Subsidiaries has complied in all material respects with all applicable employment or labor-related legal requirements and regulations, including but not limited to those relating to discrimination, labor contracts, termination, wages, working hours, occupational safety and health, social insurance and housing fund contribution requirements, employee whistle-blowing, immigration, overtime classification, overtime compensation, employee privacy, family, medical and other leaves, employment practices, and classification of employees, temporary or contingent workers, consultants and independent contractors, (e) neither the Company nor any of its Subsidiaries has received any written notice of any employment or labor-related charge, complaint, grievance, investigation, or inquiry pending or threatened in any forum, relating to an alleged violation or breach by the Company or any of the Subsidiaries (or its or their officers or directors) of any law, regulation or contract within the past four years, and (f) there are no material actions or proceedings pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries by any of its or their employees.
3.19.    Anti-Bribery; Sanctions.
(a)    The Company has disclosed to Parent the identities, titles, and status of all Government Officials or their immediate family members known to it (within the meaning of Company Knowledge) who hold any direct or indirect ownership interest in any member of the Company Group; or who serve (or have in the previous five years served) as directors, officers, employees, agents, or representatives of the Company (each, an “Associated Person”).
(b)    No Government Official who is or has been an Associated Person, is or was, to the Company’s Knowledge, in a position to influence, directly or indirectly, the business of the Company Group in their capacity as a Government Official, nor is the Company aware of any such Government Official having attempted to or actually done so (regardless of their position or capacity).
(c)    To the Company’s Knowledge, the Company Group has not directly, or indirectly through an Associated Person or any other third-party, corruptly offered, authorized, or made, any payment, or any other thing of value, to any Government Official or anyone else acting for or on behalf of any Person with which the Company Group does business, in order to secure any improper advantage, or official action to assist the Company Group to obtain or retain business.
(d)    To the Company’s Knowledge, any and all assets, contracts, licenses, permits or authorizations held by the Company Group have not been procured in violation of the Anti-Bribery Laws.
(e)    To the Company’s Knowledge, any and all approvals, permissions or Permits sought or obtained by any member of the Company Group in anticipation or in connection with this Agreement or its subject matter, have not been procured in violation of the Anti-Bribery Laws.
(f)    To the Company’s Knowledge, the Company Group is not currently under actual or threatened investigation, or not being audited, by the U.S. Government other Governmental Body, or any other judicial or investigative body; and the Company has disclosed to Parent all material information, including voluntary disclosures and reports, on any investigation, audit or review conducted of or by the Company Group related to compliance with the Anti-Bribery Laws export controls, sanctions, customs or anti-boycott rules. The Company Group has not received at any time any written or oral notice or other communication from any Governmental Body or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Bribery Law.

(g)    The Company Group has at all times prior to the Effective Time (i) kept books and records of the business that in all material respects accurately reflect the transactions and assets of the business, and (ii) maintained a system of internal accounting controls and policies and procedures which are designed to ensure that all expenditures are recorded accurately and in sufficient detail on the books and records of the business;
(h)    The Company Group has designed and implemented an adequate anti-corruption compliance program and system of internal controls, designed to detect and prevent bribery by or on behalf of the Company Group.
(i)    Neither the Company Group nor, to the Company’s knowledge, any Associated Person of the Company Group has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company Group or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company Group has engaged in questionable accounting or auditing practices.
(j)    The Company has disclosed to Parent (i) all third-parties retained in the last five years to promote any member of the Company Group and its products outside the United States, to generate business for any member of the Company Group outside the United States, or otherwise to represent any member of the Company Group before any third-parties outside the United States, including but not limited to any representation before any Government Officials or a Governmental Body; and (ii) all records of due diligence performed on the third-parties identified in the preceding clause (i) or on any joint venture, consortium or other partners with which Company Group currently works to obtain or execute business outside the United States.
(k)    Neither the Company Group, nor to the Company’s Knowledge, any Associated Person is (i) identified on the list of Specially Designated Nationals or Blocked Persons published by the Office of Foreign Assets Control in the U.S. Treasury Department or any similar lists of restricted parties published by the U.S. Treasury Department, U.S. Commerce Department, U.S. State Department, United Nations, or European Union (collectively, “Restricted Parties Lists”); (ii) 50% or more owned, directly or indirectly, or otherwise controlled by one or more parties identified in a Restricted Parties List; (iii) incorporated or headquartered in, or organized under the laws of, a territory subject to comprehensive U.S. sanctions (currently, Cuba, Iran, North Korea, Sudan, Syria, or Crimea – collectively, “Restricted Territories”); (iv) owned or controlled by, or acting on behalf of, a party in a Restricted Territory; (v) an agent, department, or instrumentality of, beneficially owned by, controlled by, or acting on behalf of a government that is blocked under U.S. sanctions (currently, Cuba, Iran, North Korea, Sudan, or Syria); or (vi) otherwise blocked or subject to sanctions by any agency, department, government, or intergovernmental organization identified in (i) of this Section 3.19(k).

(l)    To the Company’s Knowledge, the Company Group has not over the past five years directly, or indirectly through an Associated Person or any other third-party exported, reexported, sold, resold, assigned, released, or otherwise transferred, whether in whole or in part, services, equipment, parts, technology or software in violation of U.S. laws or regulations related to export, import or sanctions, including the U.S. Export Administration Regulations and sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. State Department.
3.20.    No Additional Representations; Disclaimer. The Company acknowledges, covenants and agrees that it is relying on its own independent investigation and analysis in entering into this Agreement and consummating the transactions contemplated hereby. For itself and on behalf of the Stakeholders, the Company is knowledgeable about the industries in which Parent operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. The representations and warranties expressly and specifically set forth in this ARTICLE III, as qualified by the Company Disclosure Schedules, constitute the sole and exclusive representations and warranties of the Company in connection with this Agreement and the transactions contemplated hereby. The Company also acknowledges the representations and warranties of Parent and Merger Sub in ARTICLE IV, as qualified by the Parent Disclosure Schedules, constitute the sole and exclusive representations and warranties of any kind of Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby and without in any manner limiting the other obligations, duties or covenants of the parties elsewhere in this Agreement, the Company expressly disclaims reliance upon any other representations or warranties of any kind or nature, expressed or implied (including any such relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of Parent or any of its Subsidiaries, the quality, quantity or condition of Parent or its Subsidiaries’ assets), other than in the case of intentional common law fraud or intentional misconduct related to the representations and warranties set forth in this Agreement. THE COMPANY HEREBY COVENANTS AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV, (X) NONE OF THE PARENT OR MERGER SUB OR OTHER PERSON (INCLUDING ANY STAKEHOLDER, EQUITYHOLDER, MANAGER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE, REPRESENTATIVE OR AGENT THEREOF, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) HAS MADE OR IS MAKING, AND THE COMPANY HAS NOT RELIED ON OR IS RELYING ON, ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER NOT SET FORTH HEREIN, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING PARENT OR ANY OF ITS RESPECTIVE SUBSIDIARIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN IN THE CASE OF INTENTIONAL COMMON LAW FRAUD OR INTENTIONAL MISCONDUCT RELATED TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT.
3.21.    Brokerage. Except as set forth on Schedule 3.21, neither the Company nor any of its Subsidiaries is liable for any fees or expenses of any investment banker, broker, finder, majority Stockholder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub each represent and warrant to the Company as follows in each case except as set forth in the Disclosure Schedules:
4.01.    Organization and Power. Parent is a public limited liability company duly organized, validly existing and in good standing under the laws of the Netherlands. Merger Sub is a limited liability company duly incorporated, validly existing and in good standing under the laws of Delaware. Each of Parent and Merger Sub have all requisite corporate power and authority and all Permits necessary to own and operate and/or lease their respective properties and to carry on their businesses as now conducted, except where the failure to hold such Permits would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and Merger Sub is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires Parent or Merger Sub to qualify, except where such failure to be so qualified would not, individually or in the aggregate, have a Parent Material Adverse Effect.
4.02.    Capitalization. The authorized capital of Parent as of the date hereof consists of 798,096,080 shares of which there are authorized (i) 745,120,000 shares of common stock, €0.01 nominal value per share and (ii) 52,976,000 shares of Series A convertible preferred stock, €0.01 nominal value per share. As of the date hereof, there are issued 210,281,153 shares of common stock, of which there are issued and outstanding 209,543,543 shares and 741,610 shares held in treasury. There are no shares of Series A convertible preferred stock issued and outstanding. All of the issued and outstanding shares of Parent have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 4.02, Parent does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Parent. Except as set forth on Schedule 4.02, there are no outstanding (a) membership interests, shares of capital stock or other equity interests or voting securities of Parent, (b) securities convertible or exchangeable into equity interests of Parent, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Parent to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity interests of Parent or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to Parent. No dividends on the Parent Shares have been declared or have accrued, other than the current quarterly cash dividend on Parent Shares of $0.075 per share.
4.03.    Authorization; Valid and Binding Agreement; No Breach.
(a)    The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of each of Parent and Merger Sub, and except for the applicable requirements of the HSR Act and as set forth in Schedule 1.06(a), no other proceedings on either of Parent or Merger Sub’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity.
(b)    Except for the applicable requirements of the NYSE, the SEC and, solely with respect to clause (ii), the HSR Act as set forth in Schedule 1.06(a), and as required under Dutch law, neither Parent nor Merger Sub is (i) subject to or obligated, to the extent applicable, under its governing documents, any applicable law, or rule or regulation of any Governmental Body, or any material contract, agreement or instrument, or any license, franchise or Permit, or any order, writ, injunction, judgment or decree, which if breached or violated, would have a Parent Material Adverse Effect, (ii) required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (iii) is required to obtain any material consent, approval or authorization of any Governmental Body or any other party or Person in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
4.04.    Reporting Compliance.
(a)    Shares of the Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Parent, and Parent is in compliance in all material respects with applicable requirements under the Exchange Act.
(b)    Parent is in compliance in all material respects with the requirements of the NYSE for continued listing of shares of the Parent Common Stock thereon. Parent has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of the Parent Shares under the Exchange Act or the listing of such shares on the NYSE.
(c)    Trading in shares of the Parent Common Stock on the NYSE is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of Parent is pending or, to the knowledge of Parent, threatened. To the knowledge of Parent, as of the date of this Agreement, except to the extent set forth in Schedule 4.04(c) or in the Parent Public Disclosure Record, no inquiry, review or investigation (formal or informal) of Parent by any securities commission or similar regulatory authority under the Exchange Act, the Securities Act, or the NYSE is in effect or ongoing or expected to be implemented or undertaken.

(d)    Except as set forth above in this Section 4.04, neither Parent nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under the Exchange Act.
(e)    Parent has timely filed all forms, reports, statements and documents required to be filed by Parent under the Exchange Act and the rules and, where applicable, the policies of the NYSE. The documents in the Parent Public Disclosure Record (after giving effect to all amendments thereto), as at the respective dates filed, were prepared in all material respects in accordance with the requirements of the Exchange Act and, where applicable, the rules and policies of the NYSE.
(f)    None of the documents in the Parent Public Disclosure Record, as of their respective filing dates (and, if amended or superseded by a filing or disclosure made prior to the date hereof, then on the date of such filing or disclosure), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(g)    Parent is eligible to use Form S-3 to register the resale of the Merger Consideration Shares for sale as contemplated by the Registration Rights Agreement.
4.05.    Financial Statements. Schedule 4.05 consists of: (i)  Parent’s unaudited consolidated balance sheet as of June 30, 2016 (the “Latest Parent Balance Sheet”) and the related statement of income for the six-month period then ended and (ii) Parent’s audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended December 31, 2015 (all such financial statements referred to in (i) and (ii), the “Parent Financial Statements”). The Parent Financial Statements comply, as applicable, in all material respects with Regulation S-X and present fairly in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries (taken as a whole) at the dates and for the periods indicated and the statements of operations, shareholders’ equity and cash flows of Parent and its consolidated Subsidiaries for the periods specified included therein were all prepared in conformity with GAAP (subject, the case of interim statements, to normal year end audit adjustments).
4.06.    Absence of Certain Developments. Except to the extent set forth in the Parent Public Disclosure Record and since the date of the Latest Parent Balance Sheet, there has not occurred any event, occurrence or development that has had, or would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except to the extent set forth in Schedule 4.06, the Parent Public Disclosure Record or as contemplated by this Agreement, since the date of the Latest Parent Balance Sheet, neither Parent nor any of its Subsidiaries has conducted its business in any material manner other than in the ordinary course of business consistent with past practice.
4.07.    Litigation. Except to the extent set forth in the Parent Public Disclosure Record, as of the date hereof, there are no actions or proceedings pending or, to Parent’s knowledge, threatened in writing against Parent or any of its Subsidiaries before or by any Governmental

Body, which, if determined adversely to Parent or any of its Subsidiaries (as applicable), would have a Parent Material Adverse Effect.
4.08.    Compliance with Laws. Except to the extent set forth in the Parent Public Disclosure Record, to Parent’s knowledge, Parent and each of its Subsidiaries are in compliance with all applicable laws and regulations of a Governmental Body, except where the failure to comply would have a Parent Material Adverse Effect.
4.09.    Brokerage. Except as set forth on Schedule 4.09, neither Parent nor Merger Sub is liable for any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.
4.10.    WARN Act and Mass Layoffs. Neither Parent nor Merger Sub currently plans or contemplates any reduction in force or terminations of employees of the Company or its Subsidiaries that would trigger obligations under the WARN Act.
4.11.    Anti-Bribery; Sanctions. Except to the extent set forth in the Parent Public Disclosure Record: (i) to Parent’s knowledge Parent Group is not currently under investigation, or being audited, by the U.S. Government other Governmental Body, or judicial or investigative body related to compliance with the Anti-Bribery Laws export controls, sanctions, customs or anti-boycott rules; and (ii) Parent Group has not received at any time any written or oral notice or other communication from any Governmental Body regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Bribery Law.
4.12.    No Additional Representations; Disclaimer. Each of Parent and Merger Sub acknowledges, covenants and agrees that it is relying on its own independent investigation and analysis in entering into this Agreement and consummating the transactions contemplated hereby. Each of Parent and Merger Sub is knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. The representations and warranties expressly and specifically set forth in this ARTICLE IV as qualified by the Parent Disclosure Schedules, constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby. Parent and Merger Sub also acknowledge that the representations and warranties set forth in ARTICLE III, as qualified by the Company Disclosure Schedules, constitute the sole and exclusive representations and warranties of any kind of the Company in connection with this Agreement and the transactions contemplated hereby and without in any manner limiting the other obligations, duties or covenants of the parties elsewhere in this Agreement, each of Parent and Merger Sub expressly disclaim reliance upon any other representations or warranties of any kind or nature, expressed or implied (including any such relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Company or any of its Subsidiaries, the quality, quantity or condition of the Company or its Subsidiaries’ assets), other than in the case of intentional common law fraud or intentional misconduct related to the representations and warranties set forth in this Agreement. PARENT AND MERGER SUB HEREBY COVENANT AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET

FORTH IN ARTICLE III, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, (X) NONE OF THE COMPANY OR OTHER PERSON (INCLUDING ANY STAKEHOLDER, EQUITYHOLDER, MANAGER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE, REPRESENTATIVE OR AGENT THEREOF, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) HAS MADE OR IS MAKING, AND NONE OF THE PARENT OR MERGER SUB HAS RELIED ON OR IS RELYING ON, ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER NOT SET FORTH HEREIN, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE COMPANY OR ANY OF ITS RESPECTIVE SUBSIDIARIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN IN THE CASE OF INTENTIONAL COMMON LAW FRAUD OR INTENTIONAL MISCONDUCT RELATED TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT.
ARTICLE V
COVENANTS OF THE COMPANY
5.01.    Conduct of the Business. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.01, except as set forth on Schedule 5.01, otherwise expressly required by this Agreement or consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will (and will cause its Subsidiaries to):
(a)    use commercially reasonable best efforts to conduct the businesses of the Company and the businesses of its Subsidiaries in the ordinary course of business and consistent with past practice;
(b)    not change any material Tax election of or with respect to the Company or any Subsidiary, change any material Tax accounting method of the Company or any Subsidiary, or consent to the extension of any waiver of the limitation period applicable to any material Tax claim or assessment with respect to the Company or any Subsidiary, take any other material action outside the ordinary course of the business with respect to Tax matters of the Company or any Subsidiary, or settle or compromise any material Tax claim or assessment with respect to the Company or any Subsidiary, in each case if such action would reasonably be expected to have the effect of increasing the Tax liability of the Company or such Subsidiary in a taxable period ending after the Closing Date;
(c)    not issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any of the capital stock of the Company or its Subsidiaries, or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other contracts of any character obligating it to issue any such shares or other convertible securities;
(d)    not take any action which, if taken, would be required to be disclosed on Schedule 3.06 pursuant to Section 3.06; or

(e)    take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (d).
5.02.    Regulatory Filings; Securities Exemptions.
(a)    The Company and its Subsidiaries will make or cause to be made all filings and submissions under any material laws or regulations applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein that are required by Section 1.06(a). The Company and its Subsidiaries will coordinate and cooperate with Parent and Merger Sub in exchanging such information and providing such assistance as Parent may reasonably request in connection with the foregoing.
(b)    The parties agree to use all reasonable efforts to issue the shares of Parent Common Stock in a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder. Without limiting the generality of the foregoing, (i) each of the Stockholders will have provided Parent such representations, warranties, certifications and additional information as Parent may reasonably request to ensure the availability of applicable exemptions from the registration requirements of the Securities Act or state “blue sky” laws, (ii) the Company will have secured the services of a Purchaser Representative reasonably satisfactory to the Purchaser to advise those Stockholders who are not Accredited Investors in connection with this Agreement and the transactions contemplated hereby, (iii) such Purchaser Representative will have completed and delivered to Parent a purchaser representative questionnaire in a form reasonably satisfactory to Parent, and (iv) the Company will use commercially reasonable best efforts to deliver, or cause to be delivered, to Stockholders such information as may be required or appropriate to be given to Stockholders pursuant to the DGCL or Rule 506 of Regulation D.
5.03.    Conditions. The Company will use commercially reasonable best efforts to cause the conditions set forth in Section 1.06(a) and Section 1.07 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Section 1.06 and Section 1.07 (other than those to be satisfied at the Closing).
5.04.    Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Section 7.01, neither the Company nor the Stakeholder Representative will, and each will cause their respective Subsidiaries and Affiliates not to, directly or indirectly, (i) enter into, continue or otherwise participate in any discussions or negotiations, (ii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other contract or (iii) propose, whether publicly or to any director or stockholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussion or negotiation, in each case relating to any business combination transaction involving the Company or its Subsidiaries or their respective assets or its shares, and will cease any discussions with other parties in relation to any of the foregoing.

5.05.    Consents; Indebtedness and Payoff Letters. The Company shall deliver or cause to be delivered to Parent a copy of payoff letters from applicable creditors with respect to the payoff amounts of the Indebtedness identified on Schedule 3.06(e), in form and substance reasonable satisfactory to Parent (“Payoff Letters”) no later than three Business Days prior to the Closing Date, and shall make arrangements for the payment thereof and release of all Liens and other security over the properties and assets of the Company and its Subsidiaries securing all such obligations (subject to delivery of funds as arranged by Parent as contemplated by Section 1.05(e)) on or prior to Closing. The Company shall deliver drafts of the Payoff Letters to Parent at least three Business Days prior to the Closing Date. The Company shall use commercially reasonable best efforts to file (or cause to be filed) as of the Closing Date such UCC-2 or UCC-3 termination statements, as applicable, with respect to each UCC-1 financing statement filed by any Person in order to perfect security interests in assets of the Company or its Subsidiaries (other than with respect to Permitted Liens).
5.06.    Litigation. The Company will (i) notify Parent in writing promptly after learning of any material action, suit, arbitration, mediation, proceeding, claim, or investigation by or before any Governmental Body or arbitrator initiated by or against it, or known by the Company to be threatened against the Company or any of its directors, officers, employees or Stakeholders in their capacity as such (a “New Litigation Claim”), (ii) notify Parent of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Parent regarding the conduct of the defense of any New Litigation Claim.
5.07.    Employees. The Company shall use commercially reasonable efforts to assist Parent in identifying employees of the Company to whom Parent may elect to offer continued employment with the Surviving Corporation, or Parent. With respect to any employee of the Company who receives an offer of employment, the Company shall assist Parent with its efforts to enter into an offer letter with such employee. Notwithstanding any of the foregoing, neither Parent nor Merger Sub (including the Surviving Corporation) shall have any obligation to make an offer of employment to any employee of the Company. In addition, the Company will use commercially reasonable efforts to obtain and deliver to Parent, prior to Closing, releases substantially in the form attached hereto as Exhibit A-2 from each of the employees identified on Schedule 5.07. Parent will provide to the Company the proposed compensation and benefits packages to be offered by Parent and/or the Surviving Corporation, as applicable, prior to the distribution of any such release to the employees identified on Schedule 5.07.
5.08.    Section 280G Approval. In no event later than five business days prior to the Closing Date, following receipt of a waiver from any disqualified individual (as defined in Section 280G(c) of the Code) (waiving such individual’s right, if the requisite Stockholder vote is not obtained, to that portion of any payments or benefits that constitute “parachute payments” (as defined in Section 280G(b)(2) of the Code) such that no remaining payments and benefits to which he or she may otherwise be entitled would be deemed “excess parachute payments” (as defined in Section 280G(b)(1) of the Code))), the Company will submit to a Stockholder vote (in compliance with Section 280G(b)(5)(B) of the Code and regulations thereunder) the right of any individual who is or would reasonably be expected to be, as of the Closing Date, a “disqualified individual” to receive payments and benefits that would reasonably be expected to be deemed a “parachute payment”, in a manner reasonably designed to cause the payments and benefits that would otherwise constitute a “parachute payment” to be exempt from the definition of

“parachute payment” by reason of the exemption provided under Section 280G(b)(5)(B) of the Code. Prior to delivery to the stockholders and disqualified individuals of documents in connection with the stockholder vote contemplated under this paragraph, the Company will provide the Parent and its counsel (a) its 280G calculations along with the assumptions used to make the calculations, and (b) a reasonable opportunity to review such information and comment on all documents to be delivered to the stockholders and disqualified individuals in connection with the vote.
5.09.    Access to Books and Records. During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall, and will cause its Subsidiaries to, provide the Parent and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the relevant personnel, books and records of the Company and its Subsidiaries.
5.10.    Environmental Matters. The Company covenants and agrees to use commercially reasonable efforts to undertake and complete all actions necessary to abate and correct the issues identified in Schedule 5.10 prior to the Closing Date. Such actions will include those required to return the designated facility operations to compliance with applicable Environmental Laws for the continued conduct of the business of the Company and its Subsidiaries as presently conducted and without otherwise imposing any material new limitations on the business of the Company and its Subsidiaries not already contained in existing Permits.
5.11.    Contract Termination. The Company covenants and agrees to, promptly following the date hereof, (i) provide written notice of termination, with respect to each contract set forth in Schedule 5.11 and (ii) suspend all services or activities and not take action or enter into any arrangements under each contract set forth on Schedule 5.11.
ARTICLE VI
COVENANTS OF PARENT AND MERGER SUB
6.01.    Access to Books and Records. From and after the Closing, Parent will cause the Surviving Corporation and its Subsidiaries to provide the Stakeholder Representative and their authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the relevant personnel, books and records of the Surviving Corporation and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date in connection with any matter arising out of this Agreement or the transactions contemplated hereby. For a period of six years following the Closing Date, unless otherwise consented to in writing by the Stakeholder Representative (which consent may not be unreasonably withheld, conditioned or delayed), Parent will not, and will not permit the Surviving Corporation or its Subsidiaries to destroy, alter or otherwise dispose of any of the books and records of the Surviving Corporation or its Subsidiaries that would reasonably be expected to adversely affect the rights and obligations of the Stakeholders, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to the Stakeholder Representative and offering to provide to the Stakeholder Representative copies of such books and records or such portions thereof.

6.02.    Director and Officer Liability and Indemnification.
(a)    For a period of six years after the Closing Date, Parent will not, and will not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or modify in any adverse manner any provision in the Surviving Corporation’s or any of its Subsidiaries’ certificate of incorporation, bylaws or other equivalent governing documents, or in any agreement between the Surviving Corporation or any of its Subsidiaries and any D&O Indemnified Person, in each case in place at the Closing, relating to the exculpation, indemnification or advancement of expenses of any Person who at any time prior to or on the Closing is or was an officer, director or direct or indirect equityholder of the Surviving Corporation or any of its Subsidiaries (each, a “D&O Indemnified Person”) (unless expressly required by applicable law), it being the intent of the parties that the D&O Indemnified Persons will continue to be entitled to all pre-existing rights to exculpation, indemnification and advancement of expenses to the full extent of the law. Notwithstanding anything to the contrary contained in this Section 6.02, none of the D&O Indemnified Persons shall be entitled to make a claim for indemnification or contribution against the Surviving Corporation or any of its Subsidiaries after the Closing solely by reason of the fact that such D&O Indemnified Person was an officer or director of the Surviving Corporation or any of its Subsidiaries with respect to any indemnification claim brought by a Parent Indemnitee under this Agreement.
(b)    At the Closing, Parent will, or will cause the Surviving Corporation and its Subsidiaries to, at Parent’s expense in an amount not to exceed $85,000, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries (with respect to acts or omissions existing or occurring at or prior to the Closing Date) with a coverage period of six years from the Closing Date from an insurance carrier or carriers with the same or better credit rating as the Surviving Corporation’s and its Subsidiaries’ current insurance carrier or carriers with respect to directors’ and officers’ liability insurance and employment practices liability insurance, in each case in an amount and scope of coverage at least as favorable as the Surviving Corporation’s and its Subsidiaries’ existing policies. Parent will not, and will cause the Surviving Corporation and its Subsidiaries to not, cancel or change such insurance policies in any material respect to the detriment of such D&O Indemnified Persons. Parent will make available to the Stakeholder Representative and any D&O Indemnified Person, upon request, proof of compliance with this Section 6.02(b).
(c)    Parent hereby acknowledges (on behalf of itself and its respective Affiliates, including the Surviving Corporation and its Subsidiaries from and after the Closing) that the D&O Indemnified Persons may have certain rights to indemnification, advancement of expenses and insurance provided by current direct or indirect equityholders, members, or other Affiliates or representatives of the Stakeholder Representative, the Company or their respective direct or indirect equityholders (“Indemnitee Affiliates”) separate from the obligations of Parent and the Surviving Corporation and its Subsidiaries hereunder. The parties hereby agree that, from and after the Closing (i) Parent and the Surviving Corporation and its Subsidiaries are and shall be the indemnitors of first resort (i.e., their obligations to the D&O Indemnified Persons are and shall be primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification or insurance are and shall be secondary), and (ii) the parties (on behalf of themselves and their respective Affiliates) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against or liability of the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.
(d)    In the event that all or substantially all of the equity or assets of the Surviving Corporation or any of its Subsidiaries are directly or indirectly sold or otherwise conveyed, whether in one transaction or a series of transactions, including by merger or consolidation of the Surviving Corporation or any of its Subsidiaries with or into any other Person, or by any other manner, then Parent, the Surviving Corporation and its Subsidiaries will, in each such case, ensure that the acquirors, successors and permitted assigns of the Surviving Corporation and its Subsidiaries, as applicable, assume the obligations set forth in this Section 6.02(d) or otherwise provide substantially equivalent benefits. The provisions of this Section 6.02(d) will apply to all of the successors and permitted assigns of the Surviving Corporation and its Subsidiaries.
6.03.    Regulatory Filings; Securities Exemption.
(a)    Parent will, as soon as practicable after the date hereof, make or cause to be made all filings and submissions not already made under any laws or regulations applicable to Parent and its Affiliates for the consummation of the transactions contemplated herein. Parent will coordinate and cooperate with the Company in the making of such filings and exchanging such information and providing such assistance as the Company may reasonably request in connection with the foregoing.
(b)    Parent will use reasonable best efforts to promptly comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Body in connection with the transactions contemplated hereby. Parent agrees to avoid or eliminate each and every impediment under any law or regulation that may be asserted by any Governmental Body so as to enable the parties to expeditiously consummate the Closing and the transactions contemplated hereby as soon as practicable, including but not limited to (i) opposing any motion, application or action or other proceeding for a temporary, preliminary or permanent injunction or order against or preventing, restraining or delaying the consummation of the Closing or the transactions contemplated hereby and (ii) entering into any agreement, consent decree or other commitment requiring the Parent and its Affiliates and/or the Surviving Company to divest (including through the granting of any license rights) or hold separate any assets or agreeing to such limitations on the conduct or actions of Parent, its Affiliates and the Surviving Corporation as may be required by any Governmental Body, in each case unless taking of such action would or would reasonably be likely to (A) materially and adversely affect the benefits reasonably expected to be obtained in the Merger by Parent or (B) materially and adversely affect Parent’s consolidated results of operations, after completion of the Merger.

(c)    Parent will not, and will not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation or other transaction (or series of transactions) could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any Permits, orders or other approvals of any Governmental Body necessary to consummate the Closing and the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Body entering an order or judgment prohibiting the consummation of the transactions contemplated hereby, (iii) increase the risk of not being able to remove any such order or judgment on appeal or otherwise, or (iv) delay or prevent the consummation of the Closing and the transactions contemplated hereby.
(d)    Parent will keep the Company apprised of the status of all filings and submissions referred to in Section 6.03(a) above, including promptly furnishing the Company with copies of notices or other communications sent or received by Parent or its Affiliates (or their respective representatives) in connection therewith, subject to applicable confidentiality restrictions. Unless prohibited by applicable law or any Governmental Body, Parent will give reasonable notice to the Company and permit the Company to participate in any meeting with any Governmental Body.
(e)    Parent agrees to use all reasonable efforts to issue the shares of Parent Common Stock in a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder. Without limiting the generality of the foregoing, Parent will use commercially reasonable best efforts to deliver, or cause to be delivered, to Stockholders such information as may be required or appropriate to be given to Stockholders by Parent pursuant to Rule 506 of Regulation D.
6.04.    Conditions. Parent will use reasonable best efforts to cause the conditions set forth in Section 1.06(a) and Section 1.08 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Section 1.06 and Section 1.08 (other than those to be satisfied at the Closing).
6.05.    Contact with Employees, Customers, Suppliers and Other Business Relations. Except as required by Section 5.07 or as agreed between the parties prior to the date hereof, until the Closing, each of Parent, Merger Sub and their respective Representatives will contact and communicate with the employees, customers, suppliers and other business relations of the Company and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby only after prior consultation with and written approval of the Company (which shall not be unreasonably withheld, conditioned or delayed).
6.06.    Issuance of Parent Shares. The issuance and delivery of the shares of Parent Common Stock in accordance with this Agreement have been duly authorized by all necessary corporate action on the part of Parent and, when issued as contemplated hereby, such shares of Parent Common Stock shall be duly and validly issued and fully paid-up (including for purposes of Dutch dividend withholding tax). The fair market value of the Company shall be recognized as paid-up capital (gestort kapitaal) on the Merger Consideration Shares for Dutch dividend withholding tax purposes.  Such shares of Parent Common Stock, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Liens and will not have been issued in violation of applicable laws, their respective properties or any preemptive rights or rights of first refusal or similar rights.
6.07.    Section 16 Matters. Prior to the Effective Time, Parent shall take all such steps as may be reasonably necessary to cause any acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by each Person who will become subject to the reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
ARTICLE VII
TERMINATION
7.01.    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Company and Parent;
(b)    by Parent, if there has been a material breach by the Company of any covenant, agreement, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Parent or Merger Sub at the Closing and such breach has not been waived by Parent or cured by the Company within 10 days after written notice thereof from Parent; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(b) if either Parent or Merger Sub is then in material violation or breach of any of its covenants, agreements, representations or warranties set forth in this Agreement;
(c)    by the Company, if there has been a material breach by either Parent or Merger Sub of any covenant, agreement, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Company at the Closing and such breach has not been waived by the Company or cured by Parent or Merger Sub, as applicable, within 10 days after written notice thereof by the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if the Company is then in material violation or breach of any of its covenants, agreements, representations or warranties set forth in this Agreement;
(d)    by either Parent or the Company if the Closing has not been consummated by 5:00 p.m. (New York time) on the date that is 60 days after the date hereof, provided that if on such date the condition set forth in Section 1.06(a) has not been satisfied, then on the date that is 150 days after the date hereof (the “Outside Closing Date”). Notwithstanding the preceding, neither Parent nor the Company will be entitled to terminate this Agreement pursuant to this Section 7.01(d) if such Person’s material breach of any of its covenants, agreements, representations or warranties set forth in this Agreement has prevented the consummation of the Closing, and Parent will not be entitled to terminate this Agreement pursuant to this Section 7.01(d) if the condition set forth in Section 1.06(a) has not been satisfied;
(e)    by Parent, if a Company Material Adverse Effect has occurred; or
(f)    by either Parent or the Company, if any permanent injunction or other order of a Governmental Body of competent authority preventing the consummation of the Merger shall have become final and nonappealable.
7.02.    Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company in accordance with ARTICLE VII, this Agreement will immediately become void and of no further force or effect, and neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will have any liability or obligation to one another (other than in accordance with this Section 7.02 and ARTICLE XII (and ARTICLE XI as applicable) that survive the termination of this Agreement; provided, however, that (i) the Confidentiality Agreement, dated April 14, 2016, between the Company and Frank’s International, LLC (the “Confidentiality Agreement”) will survive the termination of this Agreement for a period of two years following the date of such termination and (ii) termination of this Agreement pursuant to Section 7.01 shall not release any party hereto from any liability for any willful breach by a party of this Agreement (including, for the avoidance of doubt, any such willful breach prior to the termination of this Agreement) or for its intentional fraud or intentional misconduct related to the subject matter of any of the representations and warranties in ARTICLE III or ARTICLE IV, as applicable, of this Agreement. Nothing in this ARTICLE VII will be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.
ARTICLE VIII
INDEMNIFICATION
8.01.    Survival. The parties agree that the representations and warranties contained in ARTICLE III and ARTICLE IV and in any certificate delivered pursuant hereto shall survive the Closing until the date that is 12 months after the Closing Date (the “Survival Period Termination Date”), other than the representations contained in Sections 3.01 (Organization and Power), 3.03(a) (Authorization), 4.01 (“Organization and Power”) and 4.03(a) (“Authorization”) (the “Fundamental Representations”), which shall survive until the expiration of all applicable statutes of limitations, including any extensions or waivers thereof. All covenants and agreements in this Agreement shall expressly survive the Closing in accordance with their respective terms. No claim for a breach of any representation or warranty or covenant or agreement may be brought after the applicable survival date set forth in this Section 8.01. In the event any Indemnified Party (as defined below) wishes to make a claim for indemnification under this ARTICLE VIII, the Indemnified Party will give written notice of such claim to each Responsible Party (as defined below), with all notices being given prior to the end of any applicable survival date set forth in this Section 8.01. Any such notice must describe the breach or inaccuracy and other known material facts and circumstances upon which such claim is based (if known), in each case, in reasonable detail in light of the facts then known to the Indemnified Party and will indicate the estimated amount, if known or reasonably practicable, of the Loss that has been or is reasonably expected to be sustained by the Indemnified Party (in each case, a “Notice of Claim”); provided, that no defect in the information contained in such notice from the Indemnified Party to any Responsible Party will relieve such Responsible Party from any obligation under this ARTICLE VIII, except to the extent such failure to include information actually and materially prejudices such Responsible Party (but in such event only to the extent of such prejudice). The parties agree that the foregoing shall not limit the liability of any party in the case of its intentional common law fraud or intentional misconduct related to the representations, warranties or covenants contained herein.
8.02.    General Indemnification.
(a)    Subject to the other provisions of this ARTICLE VIII, after the Closing, the Stakeholders shall, pro rata in accordance with each such Stakeholder’s Percentage Interest, severally, and not jointly with respect to any Loss, indemnify, defend and hold Parent, Merger Sub, Surviving Corporation and their respective Subsidiaries, officers, directors, employees, managers, members, partners, Affiliates and agents (each a “Parent Indemnitee”) harmless from and against (i) any and all damages, losses, liabilities, obligations, Taxes, demands or claims of any kind, deficiencies, costs, interest, expenses, awards, judgments and penalties (each a “Loss”) suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of any (x) breach of any representation or warranty (A) contained in ARTICLE III or (B) in any certificate delivered by the Company to Parent or Merger Sub pursuant to this Agreement, (y) any breach by the Company of any of the covenants or agreements contained herein which are to be performed by the Company, its Subsidiaries or Affiliates on or before the Closing Date or (z) a determination by a Taxing Authority, following a payment by the Parent to the Stakeholders pursuant to Section 10.01(b)(1), that a Tax Refund is less than the amount so paid by the Parent (provided that the obligation in this clause (z) shall survive until the Survival Period Termination Date), (ii) Losses suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of any Agreed Indemnifiable Event and any Resolution thereof and (iii) breach by Stakeholder Representative or any of its officers, directors, employees, managers, members, partners, Affiliates and agents of any of the covenants or agreements contained herein which are to be performed by the Stakeholder Representative, whether on, before or after the Closing Date.
(b)    Subject to the other provisions of this ARTICLE VIII, after the Closing, Parent and the Surviving Corporation, jointly and severally, shall indemnify, defend and hold each of the Stakeholders and their respective officers, directors, employees, managers, members, partners, Affiliates and agents (each a “Seller Indemnitee”) harmless from and against any Losses suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) any breach of any representation or warranty (A) contained in ARTICLE IV or (B) in any certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement and (ii) any breach by Parent or Merger Sub of any of the covenants or agreements contained herein which are to be performed by Parent or Merger Sub, whether on, before or after the Closing Date.
8.03.    Third Party Claims.

(a)    If a claim, action, suit or proceeding by a Person who is not a Party or an Affiliate thereof (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 8.02 (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this ARTICLE VIII, such Indemnified Party shall promptly give a Notice of Claim to the Party obligated to indemnify such Indemnified Party (such notified Party, the “Responsible Party”); provided that the failure to give such Notice of Claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby. The Responsible Party shall have the right to assume the control of and conduct, through counsel reasonably acceptable to the Indemnified Party and at the expense of the Responsible Party, the settlement or defense of such Third Party Claim; provided, that the Responsible Party has acknowledged to the Indemnified Party in writing its obligation to indemnify the Indemnified Party with respect to such Third Party Claim; provided further, that the Responsible Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. The Indemnified Party may thereafter participate in the defense of any such Third Party Claim with its own counsel at its own expense. Notwithstanding the foregoing, the Responsible Party shall have no right to assume the defense of, or otherwise defend, compromise, settle or control in any respect, a Third Party Claim if (i) such Third Party Claim relates to or arises in connection with any criminal proceeding or allegation involving, whether directly or indirectly, the Indemnified Party, (ii) such Third Party Claim relates to or arises in connection with any non-criminal proceeding by a Governmental Body that would reasonably be expected to materially and adversely affect the operations or conduct of Parent, its Subsidiaries and its Affiliates (including the Surviving Company) taken as a whole, unless such claim involves the former directors of the Surviving Corporation, in which case Stakeholder Representative may solely control the defense of any such Third Party Claim relating to such director with its own counsel at its own expense, but not any other aspects of such Third Party Claim, (iii) such Third Party Claim would reasonably be expected to result in the granting of an injunction or equitable relief against any Indemnified Party, when if granted, would impede the business or a key asset of Parent or any of its Subsidiaries in any material respect; (iv) the Indemnifying Party failed or is failing to vigorously defend such Third Party Claim, (v) the Responsible Party reasonably believes that the Losses relating to such Third Party Claim could exceed the maximum amount that such Indemnified Party could then be entitled to recover under the applicable provisions of this ARTICLE VIII, (vi) the Third Party Claim involves a claim of infringement, misuse, or misappropriation of any Intellectual Property; provided, however, Stakeholder Representative may participate in the defense of such claim at its sole cost and expense and Parent may not settle or compromise such claim without Stakeholder Representative's consent (which consent will not be unreasonably withheld, conditioned or delayed), and (vii) the Responsible Party does not provide the Indemnified Party with reasonable evidence that the Responsible Party has the financial resources to defend such Third Party Claim and to fulfill its indemnification obligations under this ARTICLE VIII.
(b)    The Responsible Party shall not pay or settle any such claim without first seeking the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld, conditioned or delayed; provided that the Indemnified Party’s consent shall not be required if the judgment or proposed settlement (i) involves only the payment of money damages by the Responsible Party, (ii) does not impose an equitable remedy upon the Indemnified Party in connection with such settlement; (iii) does not include the admittance of any fault by the Indemnified Party, (iv) involves a dismissal of the underlying claim without prejudice (if applicable), (v) includes a full release by the plaintiff or claimant of all Indemnified Parties from any liability or Loss with respect to such Third Party Claim and (vi) includes a provision whereby the plaintiff or claimant in the matter is prohibited from disclosing publicly any information regarding the Third Party Claim or such relief without the Indemnified Party’s prior consent.
(c)    If the Responsible Party chooses to defend any Third Party Claim, the Indemnified Party and its Affiliates, and their respective officers, directors, employees, managers, members, agents and representatives, will cooperate in good faith in the defense of such Third Party Claim. Such cooperation will include the retention and (upon the Responsible Party’s request) the provision to the Responsible Party’s of records and information which are reasonably relevant to such Third Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Stakeholder Representative (on behalf of the Stockholders and holders of Options) will act on behalf of all Responsible Parties in the case of all Third Party Claims with respect to which a Parent Indemnified Party is seeking indemnification under Section 8.02. Each Responsible Party and Indemnified Party shall reasonably cooperate in the defense of any Third Party Claim in respect of which indemnity may be sought hereunder and each (or a duly authorized representative of such Party) shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.
(d)    The above provisions of this Section 8.03 shall not apply to any Third Party Claim relating to Taxes, the procedures with respect to which shall be governed by Section 10.01 and an Agreed Indemnifiable Event, the procedures with respect to which shall be governed by Section 8.06.
8.04.    Limitations on Indemnification Obligations. The rights of the Parent Indemnitees to indemnification pursuant to the provisions of Section 8.02(a) and of the Seller Indemnitees to indemnification pursuant to the provisions of Section 8.02(b) are subject to the following limitations:
(a)    the amount of any and all Losses for which an Indemnified Party may receive indemnification under Section 8.02 shall be determined net of any amounts recovered by the Indemnified Party, under insurance policies or other sources (other than Tax benefits, which shall be governed by Section 8.04(b)) with respect to such Losses;
(b)    the amount of any and all Losses for which an Indemnified Party may receive indemnification under Section 8.02 shall be decreased by any Tax benefit actually realized by the Indemnified Party as a result of the Loss giving rise to the indemnification payment and which results in an actual reduction of cash Taxes paid by the Indemnified Party in the Taxable year of the Loss giving rise to the obligation or the immediate succeeding Tax year (the “Tax Benefit Netting Period”) (determined for each of such taxable years on a “with and without basis” by comparing the Indemnified Parties’ liability for Taxes in such year with and without taking into account such Loss); provided, however, that if (i) such Tax benefit is recognized after an indemnification payment is made (but within the Tax Benefit Netting Period) the relevant Indemnified Party will pay within 20 days of so realizing such Tax benefit to the relevant Responsible Party an amount equal to such reduction in cash Taxes paid (provided that if the Indemnified Party is a Seller Indemnitee, the amount of such payment will be made solely from, and shall be limited to, the Indemnity Escrow Account, by releasing to Parent a number of Parent shares equal to the dollar amount of such payment divided by the Per Share Parent Share Value as of the Business Day prior to the date of such payment), and (ii) if any Tax cost resulting from a correlative adjustment in respect of an amount that previously gave rise to a payment under clause (i) of this Section 8.04(b) is incurred by an Indemnified Party after the clause (i) payment is made (but within the Tax Benefit Netting Period), the relevant Responsible Party will pay within 20 days of the Indemnified Party realizing such Tax cost to the relevant Indemnified Party an amount equal to such cost (not to exceed the corresponding clause (i) payment; and provided that if the Responsible Party is a Stakeholder, the amount of such payment will be made solely from, and shall be limited to, the Indemnity Escrow Account, by releasing to Parent a number of Parent shares equal to the dollar amount of such payment divided by the Per Share Parent Share Value as of the Business Day prior to the date of such payment);
(c)    other than with respect to any Agreed Indemnifiable Event, the Parent Indemnitees shall not be entitled to recover for any Loss with respect to a particular breach or inaccuracy (whether individually or a series of related events, which shall constitute one event) unless such Loss equals or exceeds $50,000.00 (the “Parent De Minimis Amount”);
(d)    other than with respect to any Agreed Indemnifiable Event, the Parent Indemnitees shall not be entitled to recover Losses pursuant to Section 8.02(a) until the total amount which the Parent Indemnitees would recover under Section 8.02(a) (as limited by the provisions of Section 8.04(a), Section 8.04(b), and Section 8.04(c)), but for this Section 8.04(d), exceeds $3,000,000.00 (the “Parent Deductible”), in which case, the Parent Indemnitees shall only be entitled to recover Losses in excess of such amount;
(e)    subject to Section 8.04(g), the aggregate amount of all Losses payable to the Parent Indemnitees pursuant to Section 8.02(a) or otherwise under this Agreement or any certificates delivered hereunder shall not exceed $50,000,000.00 (the “Absolute Cap”);
(f)    the amount of Losses relating to any Agreed Indemnifiable Events in the aggregate recoverable under Section 8.02(a)(ii) shall be determined net of any resolution in favor of Parent, the Surviving Corporation or any of their respective Subsidiaries in connection with the Retained Event;

(g)    other than with respect to claims made pursuant to Section 8.02(a)(ii) (which are subject to the Absolute Cap) and other than in the case of intentional common law fraud or intentional misconduct related to the representations and warranties set forth in this Agreement, from and after the Closing, the Indemnity Escrow Account shall be the sole source of recovery with respect to Losses of the Parent Indemnitees under this Agreement or any certificates delivered hereunder, including Losses indemnifiable pursuant to Section 8.02(a)(i), and in no event shall the Parent Indemnitees be entitled to recover more than the amount in the Indemnity Escrow Account as such amount may be reduced over time;
(h)    for such time as the Indemnity Escrow Account has a positive balance, the Parent Indemnitees may only seek recovery for indemnified claims under Section 8.02(a)(ii) from the Indemnity Escrow Account;
(i)    the Seller Indemnitees shall not be entitled to recover a Loss for any particular breach or inaccuracy unless such Loss equals or exceeds $50,000.00 (whether individually or a series of related events, which shall constitute one event) (the “Seller De Minimis Amount”);
(j)    the Seller Indemnitees shall not be entitled to recover Losses pursuant to Section 8.02(b)(i) until the total amount which the Seller Indemnitees would recover under Section 8.02(b)(i) (as limited by the provisions of Section 8.04(a), Section 8.04(b) and Section 8.04(i)), but for this Section 8.04(j), exceeds $3,000,000.00, in which case, the Seller Indemnitees shall only be entitled to recover Losses in excess of such amount;
(k)    the aggregate amount of all Losses payable to the Seller Indemnitees pursuant to Section 8.02(b) or otherwise under this Agreement or any certificates delivered hereunder shall not exceed $30,000,000.00, other than with respect to claims against Parent based on Rule 10b-5 or Section 18 of the Exchange Act, for which the limitations set forth in Section 3.20, Section 4.12 and this ARTICLE VIII (including this Section 8.04) shall not apply;
(l)    the Parent Indemnitees shall not be entitled to recover Losses to the extent the amount of such Losses has been accrued (without duplication) or is included for purposes of the calculation of the Final Cash Merger Consideration as agreed by the parties or resolved by the Accounting Firm;
(m)    nothing in this ARTICLE VIII regarding indemnification rights and obligations shall be deemed to override any obligations with respect to mitigation of damages existing under applicable law; and
(n)    except for Losses relating to or arising under (i) a Third Party Claim that are payable to a third party or (ii) Section 8.02(a)(ii) (whether or not payable to a third party), Losses shall not include any diminution in value or any punitive, incidental, consequential, special or indirect damages, including loss of future revenue, profits, multiples of profits, or income, or loss of business reputation or opportunity.

8.05.    Parent Obligations. Parent agrees to satisfy all indemnification obligations owed to any Seller Indemnitee pursuant to this ARTICLE VIII by promptly paying to the Exchange Agent, for further distribution to the Stakeholders, an amount in cash equal to such obligations.
8.06.    Agreed Indemnifiable Events.
(a)    Prior to Closing, Parent and Stakeholder Representative shall agree matters that will be considered Agreed Indemnifiable Events under this Agreement with regard to pre-existing matters known to the parties with respect to the business or operations of the Company or its Subsidiaries. Notwithstanding anything to the contrary contained in this ARTICLE VIII but subject to Section 8.06(b), unless otherwise agreed by Parent and Stakeholder Representative, the Stakeholder Representative shall exclusively direct and control, through counsel reasonably acceptable to Parent (which as of Closing shall be current counsel for such Agreed Indemnifiable Events, if any), the handling, prosecution, defense and/or Resolution of any Agreed Indemnifiable Event and Retained Event. Parent shall be consulted with respect to the proposed Resolution of any such Agreed Indemnifiable Event and Retained Event, including any material proceedings related thereto and Parent may participate in the defense of any such Agreed Indemnifiable Event with its own counsel at Parent’s sole cost and expense. In conjunction therewith, Parent shall and shall cause the Surviving Corporation to provide such cooperation as is reasonably requested by Stakeholder Representative in connection therewith and provide Stakeholder Representative and its advisors with reasonable access to the Surviving Corporation’s books, records, information, work papers, reports, communications and other similar materials and to their respective personnel and advisors (including legal, tax, accounting and finance personnel and advisors) to the extent relating to any Agreed Indemnifiable Event and the Retained Event, all at Stakeholder Representative’s sole cost and expense (which, for the avoidance of doubt, shall not include salaries or overhead of Parent, its Affiliates and the Surviving Corporation). Without limiting the generality of the foregoing (including as to costs and expenses), Parent shall and shall cause the Surviving Corporation to (i) provide access to employees of the Surviving Corporation specifically requested by the Stakeholder Representative due to such employee’s historic involvement with any Agreed Indemnifiable Event or the Retained Event, (ii) cause such employees to attend meetings, conferences, arbitrations, hearings, trials, depositions and other similar events (including, where relevant, in the capacity of a witness) requested by the Stakeholder Representative in connection with any Agreed Indemnifiable Event or the Retained Event; provided, however, that such access and attendance shall not unreasonably interfere with the conduct of the business of the Surviving Corporation or the day-to-day duties of the relevant employee, (iii) provide the Stakeholder Representative with any information and documents in the possession of Parent or the Surviving Corporation or its counsel reasonably requested by the Stakeholder Representative related to any Agreed Indemnifiable Event or the Retained Event, (iv) promptly forward to the Stakeholder Representative any information received by Parent or the Surviving Corporation, including court papers, notices, correspondence and any other related documents, that relate in any manner to the any Agreed Indemnifiable Event or Retained Event, (v) retain all inventory related to any Agreed Indemnifiable Event without degradation or destruction thereto and (vi) reasonably cooperate with the Stakeholder Representative to ship or deliver all inventory related to any Agreed Indemnifiable Event as may be directed by the Stakeholder Representative, at Stakeholder Representative’s sole cost and expense. The Stakeholder Representative shall be entitled to the release of a number of shares of Parent Common Stock from the Indemnity Escrow Account (if any are then available) equal to (A) any costs and expenses actually incurred by the Stakeholder Representative in connection with any Agreed Indemnifiable Event and Retained Event (but in no event for costs or expenses relating to any disputes between the Stakeholder Representative and Parent or its Affiliates with respect thereto or otherwise), divided by (B) the Per Share Parent Share Value as of the date such costs or expenses were incurred and following receipt by Parent of reasonable evidence of such expenditures. Following the Closing, the Stakeholder Representative shall keep Parent reasonably apprised of any material developments relating to any Agreed Indemnifiable Event.
(b)    The Stakeholder Representative may not Resolve any Agreed Indemnifiable Event without first obtaining the prior written consent of Parent, which consent may not be unreasonably withheld, conditioned or delayed; provided that Parent’s consent shall not be required if the Resolution (i) is for an amount less than the Absolute Cap, (ii) does not result in Parent, its Affiliates or the Surviving Corporation being enjoined, restrained or prohibited, in any manner, from carrying on the business of the Company and its Subsidiaries as conducted as of the Closing Date; and (iii) includes a full release by the plaintiff or claimant in favor of Parent, the Surviving Corporation and their respective Subsidiaries, with respect to any Agreed Indemnifiable Event. For purposes of this Section 8.06(b), the parties acknowledge and agree that Parent’s consent shall not be considered or deemed to be unreasonably withheld, conditioned or delayed if the Resolution is equal to or exceeds the Absolute Cap (regardless of amount or the timing or nature of any such payments in relation thereto).
8.07.    Exclusive Remedy. Notwithstanding anything contained herein to the contrary but subject to Section 12.18, from and after the Closing Date, indemnification pursuant to the provisions of this ARTICLE VIII shall be the exclusive remedy for Parent and any Parent Indemnitees and the Seller Indemnitees under this Agreement or any certificates delivered hereunder, including for any misrepresentation or breach of any representation, warranty, covenant, agreement, obligation or other provision contained in this Agreement or in any certificate delivered pursuant hereto, other than in the case of intentional common law fraud or intentional misconduct related to the representations and warranties set forth in this Agreement.
8.08.    Interpretation of Representations and Warranties. For purposes of determining the amount of any indemnification payment under this ARTICLE VIII, but not for purposes of determining whether a breach of or inaccuracy in respect of any representation or warranty contained herein has occurred, each representation or warranty in this Agreement or any agreement or certificate delivered pursuant hereto or thereto shall be interpreted without reference or giving effect to any materiality qualification or limitation set forth in such representation and warranty, including the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect”, “material adverse change,” “immaterial” or “materially.” For avoidance of doubt, with respect to any breaches by or inaccuracies with respect to the Company’s representations and warranties under ARTICLE III or pre-Closing breaches by the Company of any covenants, obligations or agreements of it hereunder, Parent and Merger Sub proceeding to Closing shall in no way limit their right to claim for indemnity for such breaches or inaccuracies prior to Closing.
8.09.    Tax Treatment. All indemnification payments pursuant to this ARTICLE VIII (including any share of Parent Common Stock released from the Indemnity Escrow Account to Parent) shall be treated for all Tax purposes as adjustments to the Closing Merger Consideration, to the extent permitted by law.
8.10.    Overlap. To the extent of any inconsistency between this ARTICLE VIII and ARTICLE X, then ARTICLE X shall govern as to Tax matters.
ARTICLE IX
EMPLOYEE MATTERS
9.01.    Continuation of Benefits. During the twelve-month period following the Closing, Parent or one of its Affiliates will provide to each employee of the Company and its Subsidiaries who is offered continued employment following Closing such employee benefits that, with respect to such benefits currently offered by the Company to the employee, are substantially equivalent in the aggregate to the benefits (excluding any equity-based incentive compensation and defined benefit pension plan) provided by Parent or its Subsidiaries.
9.02.    Credit for Service. With respect to any benefit plan that is made available to employees after the Closing Date by Parent, the Surviving Corporation or any of their respective Affiliates: (i) all periods of service with the Company or any of its Subsidiaries, by any such employee prior to the Closing Date will be credited for eligibility, participation and vesting purposes under such plan, program or policy and for purposes of calculating benefits under any severance, sick leave or vacation plans (but excluding any benefit accruals under any defined benefit pension plan and excluding any equity-based incentive compensation), and (ii) with respect to any “employee welfare benefit plans” (as defined under Section 3(1) of ERISA) to which such employee may become eligible, the Surviving Corporation will cause such plans to provide credit for the year in which the Closing occurs for any co-payments or deductibles and maximum out-of-pocket payments by such employees and to waive all pre-existing condition exclusions and waiting periods, other than (x) limitations or waiting periods that had not been satisfied and (y), in the case of sub-clauses (i) and (ii), to the extent that such credit would result in a duplication of benefits. The Surviving Corporation will recognize vacation days previously accrued and reserved by the Company immediately prior to the Closing Date.
9.03.    No Third Party Beneficiaries. Nothing expressed or implied in this ARTICLE IX or in the Disclosure Schedule or Exhibits referred hereby shall confer upon any of the employees of the Company or its Subsidiaries or any other Person any additional rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Notwithstanding anything herein to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the meaning of Section 3(3) of ERISA or otherwise) of the Company, its Subsidiaries or Parent, and no Person participating in any such employee benefit plan maintained by the Company, its

Subsidiaries or Parent shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise.
ARTICLE X
TAX COVENANTS AND AGREEMENTS
10.01.    Tax Matters.
(a)    Responsibility for Filing Tax Returns.
(i)    Parent will prepare or cause to be prepared, and file or cause to be filed as soon as reasonably practicable, all Tax Returns for the Surviving Corporation and each of its Subsidiaries with respect to each Pre-Closing Tax Period that have not been filed as of or on the Closing Date and all Tax Returns for all Straddle Periods of the Surviving Corporation and each of its Subsidiaries. All such Tax Returns will be prepared in a manner consistent with the past custom and practice of the Company and its Subsidiaries, unless there is no applicable past practice, or as otherwise required by a change in applicable law. Neither the Company nor any of its Subsidiaries will waive any carryback of any net operating loss, capital loss or credit on any such Tax Return. At least 30 days prior to the due date (taking into account any applicable extensions) of each Tax Return with respect to any Pre-Closing Tax Period or Straddle Period, Parent will submit such Tax Return to the Stakeholder Representative to provide the Stakeholder Representative with an opportunity to comment on such Tax Return. If Parent agrees to all comments on a Tax Return provided by the Stakeholder Representative pursuant to the previous sentence, then such Tax Return shall be filed consistent with such comments. If Parent does not agree to one or more of such comments, then Parent and the Stakeholder Representative shall attempt to resolve their disagreement in good faith; but if Parent and the Stakeholder Representative are unable to reach agreement as to such Tax Return within 10 days after the applicable comments were provided by the Stakeholder Representative to Parent, then the dispute (a “Tax Return Dispute”) shall be submitted to the Accounting Firm for resolution in a manner consistent with Section 2.06(d) (substituting the words “Tax Return” for “Closing Statement”). If the Accounting Firm renders its decision prior to the due date (taking into account any applicable extensions) for such Tax Return, then such Tax Return shall be filed consistent with the determination of the Accounting Firm as soon as is reasonably practicable. If a Tax Return Dispute is not resolved prior to the due date (taking into account any applicable extensions) for the applicable Tax Return, then, such Tax Return shall be filed in the form directed by Parent on or prior to such due date, and upon resolution of the Tax Return Dispute by the Accounting Firm, to the extent the Tax Return so filed is inconsistent with the determination of the Accounting Firm, an amended Tax Return shall be filed as soon as practicable after the Accounting Firm renders its decision and in a manner consistent with the determination of the Accounting Firm. The party that loses such Tax Return Dispute shall bear the costs of the Accounting Firm, consistent with the principles of Section 2.06(d).
(ii)    Parent, the Stakeholder Representative and the Company agree that all Transaction Tax Deductions will be treated as properly allocable for all purposes of this Agreement (including without limitation Sections 10.01(b)(i) and 10.01(b)(ii) and including without limitation for purposes of calculating any Tax assets and any Tax liabilities taken into account in Net Working Capital) to Pre-Closing Tax Periods (including without limitation the pre-Closing portion of Straddle Periods). Parent will include all Transaction Tax Deductions in the Tax Returns of the Company and its Subsidiaries, as applicable, for any Pre-Closing Tax Period that ends on, or prior to, the Closing Date to the extent permitted by law, or alternatively to the Straddle Period Tax Return for the Tax period that includes the Closing Date. For the portion of the day of the Closing after the time of Closing, other than the transactions expressly contemplated hereby, Parent will cause the Company and its Subsidiaries to carry on their business only in the ordinary course in the same manner as heretofore conducted. The Company and its Subsidiaries, as applicable, will elect with each relevant Taxing Authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company and its Subsidiaries, as applicable, to the extent permitted under applicable law. For all purposes of this Agreement and, to the extent permitted by law, all income tax purposes, the income of the Company and its Subsidiaries for tax years ending on and including the Closing Date will be allocated based on an interim closing of the books on the Closing Date.
(iii)    The Stakeholder Representative, Parent, Merger Sub and the Company and its Subsidiaries, as applicable, consent and agree that the Surviving Corporation and its Subsidiaries, as appropriate, will elect to carry back any net operating loss for any Pre-Closing Tax Period or for any Straddle Period to prior taxable years to the fullest extent permitted by law (using any available short-form or accelerated procedures and filing amended Tax Returns to the extent necessary so as to obtain any Transaction Tax Benefit or Tax Refund described in Section 10.01(b) as promptly as possible), and Parent and the Surviving Corporation and/or their Subsidiaries, as applicable, will timely prepare and timely file, or cause to be timely prepared and timely filed, simultaneously with or as soon as practicable following the filing of the Tax Return for the Pre-Closing Tax Period from which such net operating loss is to be carried back, any claim for refund resulting from such carryback as part of the preparation and filing of the Tax Returns described in Section 10.01(a)(i) (and the Stakeholder Representative will have the review and comment and dispute resolution rights described in the last sentence of Section 10.01(a)(i)).
(iv)    The Surviving Corporation shall make a closing-of-the-books election under Section 1.382-6(b) of the Treasury Regulations to close its books as of the Closing Date for purposes of Section 382 of the Code.
(b)    Transaction Tax Benefits and Tax Refunds

(i)    Tax Refunds. Except to the extent a Tax Refund arises as a result of a carryback of a loss or other Tax benefit from a Tax period (or portion thereof) beginning after the Closing Date, the Stakeholders will be entitled (as Merger Consideration) to any (1) U.S. federal income and any state income Tax refunds that are received by Parent, the Surviving Corporation or any of its Subsidiaries, or any of their Affiliates, and any amounts credited against U.S. federal income and state income Tax to which Parent, the Surviving Corporation or any of its Subsidiaries, or any of their Affiliates, become entitled, in each case, that relate to, or that result from a carryback to another Pre-Closing Tax Period of any U.S. federal income and state income Tax attribute (including without limitation any net operating loss) from, (x) the 2015 Tax year and/or (y) (A) if the Closing Date is in 2016, the portion of the 2016 Tax year ending on the Closing Date, or (B) if the Closing Date is in 2017, the 2016 Tax year and the portion of the 2017 Tax year ending on the Closing Date, in each case together with any interest received thereon, and (2) any excess of estimated U.S. federal income and state income Taxes paid prior to Closing by the Company or any of its Subsidiaries over U.S. federal income and state income Taxes actually due with respect to the applicable Pre-Closing Tax Periods of the Company and its Subsidiaries, together with interest received thereon (in the case of (1) and (2) above, each a “Tax Refund”); provided, however, the amount of any Tax Refunds payable to the Stakeholders shall be determined net of any reasonable costs incurred by Parent, the Surviving Corporation or any Subsidiary or Affiliate in connection with obtaining such Tax Refund, including without limitation any Tax. For purposes of this Section 10.01(b)(i), a Tax Refund arising as a result of a carryback of a loss or other Tax attribute from a Straddle Period will be treated as first attributable to a carryback from the pre-Closing portion of such Straddle Period to the full extent of any carryback that would have been available to be carried back had the Tax year ended on the Closing Date. If a Tax Refund relates to a Straddle Period, it shall be apportioned between the Stakeholders, on the one hand, and the Parent, on the other hand, in the same manner as the allocation provided in Section 10.01(g). Parent will pay to the Exchange Agent as Merger Consideration for distribution to the Stockholders and to the Surviving Corporation as Option Consideration Cash for distribution to the Optionholders (net of the amount, if any, required to be withheld under applicable Tax law with respect to such payment) on a pro rata basis consistent with Section 2.11 any such Tax Refund, the amount of any such credit or the amount of such excess, within 30 days of actual receipt of such Tax Refund, or, in the case of an overpayment of estimated Taxes that is not received as a Tax Refund, at the earlier of the time a payment of subsequent Taxes (including without limitation estimated Taxes) is reduced by reason of such overpayment or at the time of filing any Tax Return on which such overpayment results in a lower amount of Taxes payable with respect to the relevant period (by reason of having previously overpaid estimated Taxes) than would otherwise have been payable for such period. For purposes of this Agreement, a Tax Refund will be considered to be actually received by any Person when it is received in cash as a Tax Refund, or when it is credited against Tax.

(ii)    Transaction Tax Benefits. Without duplication of Section 10.01(b)(i), Parent will pay in cash as Merger Consideration to the Exchange Agent for distribution to the Stockholders and to the Surviving Corporation as Option Consideration Cash for distribution to the Optionholders (net of the amount, if any, required to be withheld under applicable Tax law with respect to such payment) on a pro rata basis consistent with Section 2.11 any Transaction Tax Benefit (as defined below), or any portion thereof, within 30 days of realizing such Transaction Tax Benefit. For purposes of this Agreement, a “Transaction Tax Benefit” is any reduction in Parent’s, the Surviving Corporation’s or any of their Subsidiaries’ or Affiliates’ liability for Taxes with respect to any taxable period that includes the Closing Date (any such period, a “Benefit Period”) resulting from a Transaction Tax Deduction or Pre-Closing Tax Item, as applicable; and for this purpose, a reduction in Parent’s, the Surviving Corporation’s or any of their Subsidiaries’ or Affiliates’ liability for Taxes will be deemed to result from a Transaction Tax Deduction or Pre-Closing Tax Item if, when, and to the extent that Parent’s or the Surviving Corporation’s or any of their Subsidiaries’ liability for Taxes for the applicable Taxable period, calculated by excluding the relevant Transaction Tax Deductions or Pre-Closing Tax Items, exceeds Parent’s or the Surviving Corporation’s or any of their Subsidiaries’ or Affiliates’ actual liability for Taxes for such Taxable period, respectively. A Transaction Tax Benefit will be deemed to be realized if, when, and to the extent that (A) either Parent or the Surviving Corporation or any of their Subsidiaries or Affiliates, as applicable, receives in cash a refund, credit, or other return of Taxes paid in respect of the Benefit Period that results from a Transaction Tax Deduction or a Pre-Closing Tax Item, or (B) a Tax Return is filed by Parent, the Surviving Corporation, or any of their Subsidiaries or Affiliates, for the Benefit Period with respect to which an actual reduction in cash Tax liability of the Parent, Surviving Corporation, or any Subsidiary or Affiliate results, directly or indirectly, from a Transaction Tax Deduction or a Pre-Closing Tax Item. The Transaction Tax Benefits to which this Section 10.01(b)(ii) applies are provided on Schedule 10.01(b)(ii).
(iii)    Commercially Reasonable Efforts. Without limitation of its other obligations under this Section 10.01, Parent will, and will cause its Affiliates (including without limitation the Surviving Corporation and its Subsidiaries) to work in good faith and use their commercially reasonable efforts to make and diligently prosecute any Tax refund or other claims in order to maximize and to obtain, as promptly as reasonably practicable, all Transaction Tax Benefits or Tax Refunds to which the Stakeholders are or would be entitled under Section 10.01(b)(i) and (ii) to the fullest extent allowed by applicable Tax law. To the extent permitted by applicable Tax law, Parent will, and will cause its Affiliates (including without limitation the Surviving Corporation and its Subsidiaries) to request a refund (rather than a credit against future Taxes) with respect to any overpayment (including without limitation any overpayment of estimated Taxes and any overpayment resulting from a carryback of a net operating loss from another Pre-Closing Tax Period) for any Pre-Closing Tax Period.
(iv)    Post-Closing Actions; Intermediate Holdings Conversion. Notwithstanding anything to the contrary in this Agreement, payments to the Stakeholders under this Section 10.01(b) shall in no event be reduced or delayed from the amount and time in which such payments would have been made (i) if the conversion and election required by Section 1.07(e) had not occurred and the Taxable year of the Company for U.S. federal income Tax purposes had ended on the Closing Date, or (ii) by reason of actions, transactions or events occurring following the Closing. If any payment under Section 10.01(b)(i) or 10.01(b)(ii) would otherwise be so reduced or delayed, then adjustments to payments shall be made to ensure Stakeholders receive no lesser amounts, at no later a time, than they would have if (x) the Taxable year of the Company for U.S. federal income Tax purposes had ended on the Closing Date and (y) neither the conversion nor election required by Section 1.07(e), nor the actions, transactions, or events following the Closing that so reduced or delayed such payment, had occurred. For the avoidance of doubt, no duplicative payment shall be made under Section 10.01(b)(i) or 10.01(b)(ii) in respect of a Tax benefit for which a payment has already been made under this Section 10.01(b)(iv).
(c)    Books and Records; Cooperation. Without limiting Section 10.02, Parent and the Stakeholder Representative on behalf of the Company and its Subsidiaries will, and will cause their respective representatives to, (i) provide the other party and its representatives with such assistance as may be reasonably requested in connection with the review of any Tax Return, including without limitation the filing of any claim for refund resulting from a carry back of a Transaction Tax Deduction, or any audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to Taxes with respect to the Surviving Corporation or any of its Subsidiaries and (ii) retain and provide the other party and its representatives with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding; provided, however that in no event shall the Stakeholder Representative, or any Stakeholder, be allowed access to Parent’s or Parent’s Affiliates’ Tax Returns that do not involve the Company and its Subsidiaries, their operations, or the use of their Tax attributes (including without limitation by a transferee or successor). With respect to the 2016 Tax year (or, if the Closing Date is in 2017, the 2017 Tax year) and any Pre-Closing Tax Period, Parent agrees to (i) notify Stakeholder Representative at such times as any payment is due under Section 10.01(a) or 10.01(b) (and will respond reasonably promptly to any Stakeholder Representative requests regarding whether any such payment is or is expected to be due) and (ii) provide Stakeholder Representative with sufficient information and cooperation to enable Stakeholder Representative to review and confirm the correctness of whether any payment is due and the amount of any payment that may be due.
(d)    Transfer Taxes. Parent, on the one hand, will pay fifty percent (50%) and the Company, on the other hand, will pay fifty percent (50%) of any real property transfer tax, stamp tax, stock transfer tax, sales, use, registration, documentary, recording or other similar Tax or charge imposed on the Surviving Corporation or any Subsidiary, or on the Stakeholders or Parent, as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties, fines, interest, costs, fees, or additions to Tax with respect to the Transfer Taxes. The Stakeholder Representative, on behalf of the Company and its Subsidiaries, will cooperate with Parent as Parent reasonably requests in the filing of any Tax Returns with respect to Transfer Taxes, including without limitation promptly supplying any information in its possession that is reasonably necessary to complete such returns. Parent shall file, or cause to be filed, any Tax Return with respect to such Transfer Taxes, and the Stakeholder Representative, on behalf of the Company and its Subsidiaries, shall promptly remit to Parent the Company’s share of any Transfer Taxes at least three (3) days prior to the due date of such Tax Return. The parties will cooperate in the filing of any such Tax Returns, and the parties will otherwise cooperate to establish any exemption from (or otherwise reduce) such Transfer Taxes. Any refund of Transfer Taxes shall be shared 50% by Parent and 50% by the Company. Any payment by the Company required by this Section 10.01(d) will be borne by the Stakeholders pro-rata and will be made solely from, and shall be limited to, the available cash or shares (as applicable) remaining in the Indemnity Escrow Account, by releasing to Parent a number of shares of Parent Common Stock equal to the dollar amount of such payment divided by the Per Share Parent Share Value as of the Business Day prior to the date of such payment.
(e)    No Section 338 or Section 336 Election. Parent will not make any election under Code Section 338, or Code Section 336, (or any similar provision under state, local, or non-U.S. law) with respect to the acquisition of the Company and its Subsidiaries.
(f)    Amended Tax Returns; Tax Elections; Tax Proceedings. Unless otherwise required by applicable law or as authorized by Section 10.01(a), Parent and its Affiliates will not, and Parent and its Affiliates will not permit the Surviving Corporation or any of its Subsidiaries to, (i) other than Tax Returns that are filed pursuant to Section 10.01(a), file or amend or otherwise modify any Tax Return relating to or including a Pre-Closing Tax Period, (ii) after the date any Tax Return is filed pursuant to Section 10.01(a), amend or otherwise modify any such Tax Return, (iii) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, or (iv) voluntarily approach a Taxing Authority with respect to any Pre-Closing Tax Period other than as contemplated by Section 10.01(a), in each case, without the prior written consent of the Stakeholders’ Representative, which consent will not be unreasonably conditioned, withheld or delayed.
(g)    Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes between the Pre-Closing Tax Period and the Post-Closing Tax Period of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, sales, payroll, activities, events, or the level of any item of the Company and its Subsidiaries for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity in which the Company or any of its Subsidiaries, as applicable, holds a beneficial interest will be deemed to terminate at such time); provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or for real estate Taxes) will be apportioned on a daily basis. The amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period. Refunds and overpayments of Tax for a Straddle Period (including, for the avoidance of doubt, and without limitation, overpayments of estimated Taxes) and any credits against Taxes will be allocated based on the principles of this Section 10.01(g).
(h)    Tax Contests. This Section 10.01(h) and not Section 8.03 will control any audit, inquiry, assessment, action or other similar event relating to any Pre-Closing Tax Period or Straddle Period of the Company, the Surviving Corporation or any of their Subsidiaries which involves a Taxing Authority, including for the avoidance of doubt, and without limitation, any waiver or extension of the statute of limitations (collectively, a “Tax Contest”). Subject to all limitations and restrictions elsewhere in this Agreement and to the remainder of this Section 10.01(h), Parent has the right to represent the interests of the Surviving Corporation or any of its Subsidiaries before the relevant Taxing Authority with respect to any Tax Contest and has the right to control the defense, compromise or other resolution of any such Tax Contest, including responding to inquiries, contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Contest.  Notwithstanding the foregoing, if the Stakeholders could be required to indemnify any Parent Indemnitee pursuant to Section 8.02 of this Agreement with respect to such Tax Contest, or if such Tax Contest could affect amounts to which such Stakeholders are entitled under Section 10.01(b), then: (i) Parent shall inform the Stakeholder Representative of such Tax Contest as promptly as practicable but in any event within the earlier of (x) 15 days of the receipt by Parent, the Surviving Corporation, or any of their Affiliates of notice thereof, and (y) the date on which a response is due with respect to such Tax Contest, (ii) the Stakeholder Representative will have the right (but not the duty) to participate in the defense of such Tax Contest and to employ counsel, at its own expense, separate from counsel employed by Parent, (iii) the Stakeholder Representative shall have the right (but not the duty) to control any Tax Contest which relates to a Pre-Closing Tax Period (other than the pre-Closing portion of a Straddle Period), and the Stakeholder Representative will not enter into any settlement of or otherwise compromise any such Tax Contest to the extent it adversely affects the liability of Parent or the Surviving Corporation under Section 8.02 without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, and (iv) Parent shall control any Tax Contest which relates to a Straddle Period, and Parent will not enter into any settlement of or otherwise compromise any such Tax Contest to the extent that it adversely affects the liability of the Stakeholders pursuant to Section 8.02 or the rights of the Stakeholders under Section 10.01(b) without the prior written consent of the Stakeholders’ Representative, which consent will not be unreasonably conditioned, withheld or delayed.  To the extent that the Stakeholder Representative notifies Parent in writing of its intent to control any Tax Contest relating to a Pre-Closing Tax Period (other than the pre-Closing portion of a Straddle Period) pursuant to clause (iii) of the preceding sentence, no later than fifteen days after receiving any notice of such Tax Contest, then: (a) Parent will have the right (but not the duty) to participate in the defense of such Tax Contest and to employ counsel, at its own expense, separate from counsel employed by the Stakeholder Representative (at the Stakeholder Representative's expense) and (b) the Stakeholder Representative will not enter into any settlement of or otherwise compromise any such Tax Contest without the prior written consent of Parent, which consent shall not be unreasonably conditioned, withheld or delayed. With respect to any Tax Contest relating to a Straddle Period or any Tax Contest relating to a Pre-Closing Tax Period (other than the pre-Closing portion of a Straddle Period) that the Stakeholder Representative declines to control pursuant to clause (iii) above, then: (x) the Stakeholder Representative will have the right (but not the duty) to participate in the defense of such Tax Contest and to employ counsel, at its own expense, separate from counsel employed by Parent (at Parent's expense) and (y) Parent will not enter into any settlement of or otherwise compromise any such Tax Contest without the prior written consent of the Stakeholder Representative, which consent shall not be unreasonably conditioned, withheld or delayed.
(i)    Non-Avoidance. Parent will not take any action with respect to the Company or its Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.
10.02.    Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
ARTICLE XI
DEFINITIONS
11.01.    Definitions. For purposes hereof, the following terms, when used herein will have the respective meanings set forth below:
“Absolute Cap” has the meaning set forth in Section 8.04(e).
“Accounting Firm” has the meaning set forth in Section 2.06(d).
“Adjustment Escrow Account” means the account established by the Escrow Agent to hold the Adjustment Escrow Shares pursuant to the terms of the Escrow Agreement.
“Adjustment Escrow Amount” means $3,000,000.00.
“Adjustment Escrow Shares” means the number of shares of Parent Common Stock equal to the quotient of (i) the Adjustment Escrow Amount divided by (ii) the Per Share Parent Share Value as of the Business Day prior to the Closing Date.

“Administrative Expense Account” has the meaning set forth in Section 2.09.
“Administrative Expense Amount” means $1,000,000.00.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. For the avoidance of doubt, Frank’s International N.V. and each of its Subsidiaries shall be considered an Affiliate of Parent.
“Agreed Accounting Principles” means GAAP, as modified by the matters set forth on Schedule 11.01(a).
“Agreed Indemnifiable Event” has the meaning set forth on Schedule 11.01(b).
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Anti-Bribery Laws” means, in each case to the extent that they are applicable to the Company and its Affiliates (as the case may be): (a) the federal and state anti-bribery laws in the United States including 18 U.S.C § 201; (b) the FCPA, (c) the U.K. Bribery Act of 2010, (d) any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997, and (e) any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction, including books and records offenses relating directly or indirectly to a bribe.
“Associated Person” has the meaning set forth in Section 3.19(a).
“Benefit Period” has the meaning set forth in Section 10.01(b)(ii).
“Business Day” means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by law to close in Houston, Texas or New York, New York.
“Cancelled Shares” has the meaning set forth in Section 2.01(c).
“Cash” means, as of 11:59 p.m. on the day before the Closing Date, all cash, cash equivalents, restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations), marketable securities and deposits with third parties (including landlords) of the Company and its Subsidiaries, in each case determined in accordance with GAAP. For the avoidance of doubt, Cash will be calculated net of issued but uncleared checks and drafts and will include checks, wire transfers and drafts deposited or available for deposit for the account of the Company or its Subsidiaries.
“Certificate of Merger” has the meaning set forth in Section 1.03.

“Closing” has the meaning set forth in Section 1.02.

“Closing Cash Consideration” means the number equal to the Estimated Cash Merger Consideration, minus the Administrative Escrow Amount.

“Closing Date” has the meaning set forth in Section 1.02.

“Closing Equity Consideration” means the number of shares of Parent Common Stock equal to the Merger Consideration Shares, minus the Indemnity Escrow Shares and minus the Adjustment Escrow Shares.

“Closing Option Consideration” has the meaning set forth in Section 2.05(a).

“Closing Statement” has the meaning set forth in Section 2.06(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company, par value $0.01.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Capitalization” means, as calculated as of the Closing Date and as of the date of the calculations made pursuant to Section 2.06 or Section 2.11, the sum of (i) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time plus (ii) the aggregate number of In-the-Money Options calculated from time to time.

“Company Group” means the Company and its Subsidiaries and Affiliates.

“Company’s Knowledge” means the actual knowledge of Billy Brown, Jr., Scott McCurdy, James Martens and Dean Robichaux as would be known to them in the performance of their respective duties, for the Company or any of its Subsidiaries, determined based on title and day-to-day responsibilities.

“Company Material Adverse Effect” means an event, occurrence, or development (each, an “Effect”) that, individually or in the aggregate has, or is reasonably likely to (i) have a material adverse effect upon the financial condition or operating results of the Company and its Subsidiaries taken as a whole or (ii) materially impede or delay the Company’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms; provided, however, that none of the following shall be deemed to constitute, or shall be taken into account in determining, whether there has been or would be a Company Material Adverse Effect: (A) general business or economic conditions affecting the industry in which the Company or any of its Subsidiaries operates to the extent such adverse effect does not disproportionately affect the Company or any of its Subsidiaries; (B) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, to the extent such adverse effect does not disproportionately affect the Company or any of its Subsidiaries; (C) financial, banking, or securities markets (including any disruption thereof); (D)  changes in GAAP to the extent such adverse effect does not disproportionately affect the Company or any of its Subsidiaries; (E) changes in laws, regulations, orders, or other binding directives issued by any Governmental Body to the extent such adverse effect does not disproportionately affect the Company or any of its Subsidiaries; (F) the identity of either Parent or Merger Sub or the announcement of this Agreement or the transactions contemplated hereby or (G) the failure of the Company and its Subsidiaries to meet projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may, to the extent applicable, be considered in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect).

“Confidentiality Agreement” has the meaning set forth in Section 7.02.

“D&O Indemnified Person” has the meaning set forth in Section 6.02(a).

“Designated Stockholder” has the meaning set forth in the recitals to this Agreement.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Disclosure Schedules” means the disclosure schedules delivered by the parties on the date hereof.

“Disputed Items” has the meaning set forth in Section 2.06(d).

“Dissenting Share” has the meaning set forth in Section 2.04.

“DLLCA” has the meaning set forth in recitals to this Agreement.

“Draft Spreadsheet” has the meaning set forth in Section 2.06(b).

“Effective Time” has the meaning set forth in Section 1.03.

“Environmental Laws” means applicable laws and regulations of a Governmental Body concerning pollution or protection of the environment or human health and safety, including all those relating to the exposure to, use, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control or cleanup of any Hazardous Substances, as each of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person that, together with the Company or any Subsidiary, would be treated as a single employer under Section 414 of the Code.
“Escrow Agent” means American Stock Transfer & Trust Company, LLC.
“Escrow Agreement” means the Escrow Agreement, substantially in the form of Exhibit E but subject to review and finalization by the parties in a manner consistent with this Agreement and approval of the Escrow Agent, to be entered into by Parent, the Stakeholder Representative and the Escrow Agent.
“Estimated Cash Merger Consideration” has the meaning set forth in Section 2.06(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning set forth in Section 2.02(a).
“Exchange Fund” means, collectively, the (i) Closing Equity Consideration and (ii) Closing Cash Consideration less the Closing Option Consideration.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Final Cash Merger Consideration” has the meaning set forth in Section 2.06(e).
“Financial Statements” has the meaning set forth in Section 3.05(a).
“Fundamental Representations” has the meaning set forth in Section 8.01.
“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with the Company’s past practice.
“Government Official” means: (a) officers, employees or official representatives of any national, regional, local or other Governmental Body; (b) any individual who, although temporarily or without payment, holds a public position, employment, or function; (c) officers, employees or representatives of companies in which a Governmental Body owns a controlling interest; (d) any private person acting in an official capacity for or on behalf of any Governmental Body (such as a consultant retained by a Government Body); (e) candidates for political office at any level; (f) political parties and their officials; (g) royal family members, including ones who may lack formal authority, but could otherwise be influential in advancing the Company Group’s business interests, through, for example, partially owning or managing a state-owned or state-controlled entity; and (h) officers, employees or representatives of public international organizations (such as the United Nations, World Bank and International Monetary Fund).
“Governmental Body” means (a) any agency, instrumentality, subdivision or other body of any national, regional, local or other government, (b) any commercial or similar entities owned or controlled by such government, including any state-owned and state-operated companies, (c) any political party, or (d) any public international organization (such as the United Nations, World Bank and International Monetary Fund).
“Hazardous Substance” means (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos or polychlorinated biphenyls and (b) any chemical, material, or substance defined or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or terms of similar effect under Environmental Law.
“Healthcare Reform Law” has the meaning set forth in Section 3.12(c).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnified Party” has the meaning set forth in Section 8.03(a).
“Indemnity Escrow Account” means the account established by the Escrow Agent to hold the Indemnity Escrow Shares pursuant to the terms of the Escrow Agreement.
“Indemnity Escrow Amount” means $30,000,000.00.
“Indemnity Escrow Release Date” has the meaning set forth in Section 2.08(b)
“Indemnity Escrow Shares” means the number of shares of Parent Common Stock equal to the quotient of (i) the Indemnity Escrow Amount divided by (ii) the Per Share Parent Share Value as of the close of business on the Business Day prior to the Closing Date.
“Indebtedness” means the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of all indebtedness for borrowed money of the Companies and their Subsidiaries and all other amounts owing or otherwise payable thereunder (i) owed under a credit facility, or (ii) evidenced by any note, debenture or other debt security, including under those facilities set forth on Schedule 3.06(e). Notwithstanding the foregoing, Indebtedness does not include (A) lease obligations (other than capital lease obligations and sale leaseback obligations, whether secured or unsecured), (B) any intercompany obligations between or among the Companies or any of their Subsidiaries and (C) Item 1 of Schedule 3.09(a)(11).
“Indemnitee Affiliate(s)” has the meaning set forth in Section 6.02(c).
“Intellectual Property” has the meaning set forth in Section 3.09(c).
“In-the-Money Option” means an Option that is vested, exercisable and has an exercise price per share that is less than the Per Share Merger Consideration, as calculated as of the Closing Date and as of the date of the calculations made pursuant to Section 2.06 or Section 2.11, and after taking into account any accelerated vesting or exercisability occurring in connection with the Closing or payment of any additional consideration. By way of example, the

Per Share Merger Consideration calculated as of the Closing is the Per Share Closing Consideration.

“IRS” has the meaning set forth in Section 3.12.

“Joinder Agreement” has the meaning set forth in the recitals to this Agreement.

“Latest Balance Sheet” has the meaning set forth in Section 3.05(a).

“Latest Parent Balance Sheet” has the meaning set forth in Section 4.05.

“Leased Real Property” has the meaning set forth in Section 3.07(b).

“Letter of Transmittal” has the meaning set forth in Section 2.02(a).

“Liens” means any lien, mortgage, security interest, preemptive right, right of first refusal or performance, pledge deposit, or other encumbrance.

“Loss” has the meaning set forth in Section 8.02(a).

“Material Contract” or “Material Contracts” has the meaning set forth in Section 3.09.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.06(a).

“Merger Consideration Cash” has the meaning set forth in Section 2.06(a),

“Merger Consideration Shares” means 12,820,512.82 shares of Parent Common Stock.

“Merger Sub” has the meaning set forth in the Preamble.

“Net Working Capital” means (i) all current assets (excluding Cash and other items excluded from Schedule 11.01(a)) of the Company and its Subsidiaries as of 11:59 p.m. on the day before the Closing Date (but before taking into account the consummation of the transactions contemplated hereby), minus (ii) all current liabilities (excluding any items constituting Indebtedness, Transaction Expenses, other items excluded from Schedule 11.01(a) or items otherwise included in the Merger Consideration) of the Company and its Subsidiaries as of 11:59 p.m. on the day before the Closing Date (but before taking into account the consummation of the transactions contemplated hereby), in each case using the same line items set forth on Schedule 11.01(a) and calculated in accordance with the Agreed Accounting Principles. For the avoidance of doubt, the determination of Net Working Capital and the preparation of the Closing Statement will take into account only those components (i.e., only those line items) and adjustments reflected on Schedule 11.01(a) and used in calculating the Working Capital Target.
“New Litigation Claim” has the meaning set forth in Section 5.06.
“Notice of Claim” has the meaning set forth in Section 8.01.
“NYSE” means the New York Stock Exchange.
“Objections Statement” has the meaning set forth in Section 2.06(d).
“Option” means any option to purchase shares of Common Stock, whether granted under a Plan or otherwise.
“Option Consideration Cash” means the Closing Option Consideration and any additional consideration payable to holders of In-the-Money Options in accordance with Section 2.11.
“Optionholders” means a holder of an In-the-Money Option.
“Outside Closing Date” has the meaning set forth in Section 7.01(d).
“Parent” has the meaning set forth in the preamble to this Agreement.
“Parent Common Stock” means common stock, €0.01 nominal value per share, of Parent.
“Parent De Minimis Amount” has the meaning set forth in Section 8.04(c).
“Parent Deductible” has the meaning set forth in Section 8.04(d).
“Parent Financial Statements” has the meaning set forth in Section 4.05.
“Parent Group” means Parent and its Subsidiaries and Affiliates.
“Parent Indemnitee” has the meaning set forth in Section 8.02(a).
“Parent Material Adverse Effect” means an Effect that, individually or in the aggregate has, or is reasonably likely to (i) have a material adverse effect upon the financial condition or operating results of Parent and its Subsidiaries taken as a whole or (ii) materially impede or delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms; provided, however, that none of the following shall be deemed to constitute, or shall be taken into account in determining, whether there has been or would be a Parent Material Adverse Effect: (A) general business or economic conditions affecting the industry in which Parent or any of its Subsidiaries operates to the extent such adverse effect does not disproportionately affect Parent or any of its Subsidiaries; (B) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, to the extent such adverse effect does not disproportionately affect Parent or any of its Subsidiaries; (C) financial, banking, or securities markets (including any disruption thereof); (D) changes in GAAP to the extent such adverse effect does not disproportionately affect Parent or any of its Subsidiaries; (E) changes in laws, regulations, orders, or other binding directives issued by any Governmental Body to the extent such adverse effect does not disproportionately affect Parent or any of its Subsidiaries; (F) any change in the trading volume or trading price of Parent Common Stock on the NYSE (provided that such exclusion shall not apply to any underlying Effect that may have caused such change in trading volume or trading price); (G) the identity of the Company and its Subsidiaries or the announcement of this Agreement or the transactions contemplated hereby or (H) the failure of Parent to meet projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may, to the extent applicable, be considered in determining whether there has been, or is reasonably expected to be, a Parent Adverse Effect).

“Parent Public Disclosure Record” means all required reports, schedules, forms and other documents (including information incorporated by reference therein) furnished or filed by Parent with the SEC (other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) since January 1, 2015.

“Payoff Letters” has the meaning set forth in Section 5.05.

“Per Share Cash Consideration” means the number equal to the quotient of (i) the Merger Consideration Cash plus the aggregate exercise price of all In-the-Money Options divided by (ii) the Company Capitalization.

“Per Share Closing Consideration” means the Per Share Closing Cash Consideration plus the Per Share Closing Equity Consideration.

“Per Share Closing Cash Consideration” means the number equal to the quotient of (i) the Estimated Cash Merger Consideration, minus the Administrative Escrow Amount divided by (ii) the Company Capitalization, as further adjusted pursuant to Section 2.06.

“Per Share Closing Equity Consideration” means the number of shares of Parent Common Stock equal to the quotient of (i) the Merger Consideration Shares, minus the Indemnity Escrow Shares and minus the Adjustment Escrow Shares divided by (ii) the Company Capitalization.

“Per Share Equity Consideration” means the number of shares of Parent Common Stock equal to the quotient of (i) the Merger Consideration Shares divided by (ii) the Company Capitalization.

“Per Share Merger Consideration” has the meaning set forth in Section 2.01(a).
“Per Share Parent Share Value” for a specified date means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of the Parent Common Stock on the NYSE (based on “regular way” trading on the NYSE only) for the consecutive period of five trading days ending on the most recent trading day preceding the specified date.
“Percentage Interest” means, with respect to each Stakeholder, an amount calculated at the applicable time equal to the quotient of (i) the number of shares of Common Stock owned of record by such Person as of the Closing plus the number In-the-Money Options held by Person as calculated at the applicable time, (ii) divided by the Company Capitalization.
“Permits” means all permits, licenses, franchises and authorizations from any Governmental Body that are required or necessary for the conduct of business or operations of the Company and its Subsidiaries as currently conducted.
“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or one of its Subsidiaries, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by any Governmental Body having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses, (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (vi) purchase money Liens, (vii) licenses of Intellectual Property entered into in the ordinary course of business, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and (ix) those matters identified on Schedule 11.01(c).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body.
“Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA) and any other written or oral plan, contract or arrangement involving direct or indirect compensation or benefits (other than base salary or wages payable in the ordinary course), including insurance coverage, severance or other termination pay or benefits, change in control, retention, tax gross-up or tax indemnification, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by the Company or any Subsidiary or ERISA Affiliate for the benefit of any current or former director, officer, employee or consultant of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has or would reasonably be expected to have any liability; provided, however, that no governmental plan or program outside the United States requiring the mandatory payment of social insurance Taxes or similar contributions to a governmental fund or governmental plan with respect to an employee or other service provider will be considered a “Plan.”
“Post-Closing Tax Period” means any taxable period or portion of a taxable period that is not a Pre-Closing Tax Period.
“Pre-Closing Tax Item” means any item of loss, deduction, or credit for a Pre-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.
“Purchaser Representative” means a “purchaser representative” as defined in Rule 501, acting for, on behalf of or with any Stakeholder who is not an Accredited Investor.
“Registration Rights Agreement” means the Registration Rights Agreement, in the form of Exhibit F, to be entered into by Parent, the Stakeholder Representative and each Stockholder party thereto.
“Representative Losses” has the meaning set forth in Section 12.03(b)(i).
“Resolution” or “Resolved” has the meaning set forth on Schedule 11.01(b).
“Retained Event” has the meaning set forth on Schedule 11.01(b).
“Responsible Party” has the meaning set forth in Section 8.03(a).
“SEC” means the U.S. Securities and Exchange Commission.
“Secondary Indemnity Holdback” has the meaning set forth in Section 2.08(b).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller De Minimis Amount” has the meaning set forth in Section 8.04(i).
“Significant Customer” has the meaning set forth in Section 3.16(a).
“Significant Supplier” has the meaning set forth in Section 3.16(b).
“Spreadsheet” has the meaning set forth in Section 2.06(b).
“Stakeholders” means the Stockholders and Optionholders.

“Stockholder Release” has the meaning set forth in the recitals to this Agreement.

“Stockholders” has the meaning set forth in Section 2.01(a).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i)  if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, limited liability company, or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of the Company. For the avoidance of doubt, Blackhawk Specialty Tools, Angola - LDA is a Subsidiary.

“Survival Period Termination Date” has the meaning set forth in Section 8.01.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Tax” or “Taxes” (and, with correlative meaning, “Taxable” and “Taxation”) means (i) all national, federal, state, local, municipal and foreign income, capital gains, profits, franchise, gross receipts, margin, capital, net worth, sales, use, withholding, payroll, estimated, goods and services, value added, ad valorem, alternative or add-on, registration, custom, general business, employment, social security (or similar), disability, workmen’s compensation, business, occupation, unemployment, premium, real property, personal property (tangible and intangible), capital stock, stamp, customs, transfer (including real property transfer or gains), conveyance, severance, production, excise, unclaimed property, escheat, environmental (including Code section 59A), windfall profits and other taxes, governmental fees, withholdings, duties, charges, fees, levies, imposts, license and registration fees and other similar charges and assessments, including any and all interest, fines, penalties, assessments, and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon, whether disputed or not, computed on a separate or consolidated, unitary or combined basis, imposed by or on behalf of any Governmental Authority, (ii) any liability for payment of amounts described in clause (i) by operation of law whether as a result of transferee liability, joint and several liability, or for being a member of an affiliated, consolidated, combined, unitary or other group (defined within the meaning of Section 1504(a) of the Code or any similar provision of foreign, state or local applicable law) for any period, (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any Tax sharing, Tax allocation, Tax indemnity or other similar agreement or arrangement pursuant to which there is any obligation to make any payments to any Person, other than agreements or arrangements entered into in the ordinary course of business and not primarily relating to amounts described in clause (i) or (ii).

“Taxable Presence Activity” has the meaning set forth in Section 3.08(n).

“Taxing Authority” means any Governmental Body responsible for the imposition, administration, determination, enforcement, assessment or collection of any Tax.

“Tax Returns” means any return, report, estimate, declaration, claim for refund or information return (including any schedule, supplement or attachment and including any amendment thereto) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax.

“Tax Return Dispute” has the meaning set forth in Section 10.01(a)(i).

“Third Party Claim” has the meaning set forth in Section 8.03(a).

“Transaction Expenses” means the aggregate fees and expenses of Stakeholders and the Company relating to the transactions contemplated hereby payable to (i) Piper Jaffray & Co., through its Simmons & Company International division and Bain Capital Private Equity, LP (f/k/a Bain Capital Partners, LLC) for financial advisor services, (ii) Ropes & Gray LLP for legal services and (iii) Grant Thornton LLP and PricewaterhouseCoopers International Limited for transaction advisory services, in each case for clauses (i) - (iii) above to the extent unpaid at the time of determination (which, unless otherwise expressly indicated herein, will be the Closing) and to the extent related to the transactions contemplated hereby.

“Transaction Tax Benefit” has the meaning set forth in Section 10.01(b)(ii).

“Transaction Tax Deductions” means any item of loss, deduction, or credit permitted by Tax law that results from or is attributable to (including, for clarity, items of loss, deduction, or credit accelerated by) fees, costs, investment banking fees, financial advisory fees, brokerage fees, attorneys’ fees, accountants’ fees and any other expenses of the Company and/or any of its Subsidiaries related to or arising out of the transactions contemplated by this Agreement or reflected as a liability on the Closing Statement, including without limitation any loss, deduction or credit resulting from any repayment or paydown of Indebtedness, any payments in respect of In-the-Money Options, any Transaction Expenses (or amounts that would be Transaction Expenses except for the fact that such expenses were paid prior to Closing), employee bonuses, exercising or cashing out of In-the-Money Options at or prior to the Closing and any debt prepayment fees and capitalized debt costs. The parties agree to apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of permitted deductions for any success-based fees.

“Transfer Taxes” has the meaning set forth in Section 10.01(d).

“Unresolved Claim” has the meaning set forth in Section 2.08(b).

“Unresolved Claim Shares” has the meaning set forth in Section 2.08(b).

“Working Capital Target” means $ 15,446,000.00.

11.02.    Other Definitional Provisions.
(a)    Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)    Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section, law or regulation regardless of how it is named, numbered or classified.
(c)    All references in this Agreement to Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The table of contents and the titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement and the Exhibits are for convenience only, do not constitute any part of this Agreement or such Exhibit, and will be disregarded in construing the language hereof.
(d)    The Exhibits and Disclosure Schedules to this Agreement are incorporated herein for all purposes.
(e)    The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular section, subsection or other subdivision of this Agreement unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.
(f)    All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.
(g)    Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.
(h)    All references to days or months will be deemed references to calendar days or months unless otherwise expressly specified.
(i)    All references to time will be deemed to be New York City time unless otherwise expressly specified.

ARTICLE XII
MISCELLANEOUS
12.01.    Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated hereby, or prior to the Closing, any other announcement or communication to the employees, independent contractors, customers or suppliers or other business relations of the Company or any of its Subsidiaries, will be issued or made by any party hereto (or any Affiliate or representative of a party) without the joint prior written approval of Parent and the Company, unless required by law, including stock exchange requirements (in the reasonable opinion of counsel to Parent or the Company, as applicable) in which case Parent and the Company will have the right to review such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that prior to Closing the foregoing will not restrict or prohibit the Company or any of its Subsidiaries from making any non-public announcement with respect to this Agreement or the transactions contemplated hereby to their respective employees, independent contractors, customers, suppliers and other business relations to the extent the Company or such Subsidiary reasonably determines in good faith that such announcement is necessary or advisable, but Parent and the Company will have the right to review such announcement or communication prior to its issuance, distribution or publication. For the avoidance of doubt, the parties hereto acknowledge and agree that Bain Capital, LP and its Affiliates (except for the Company and its Subsidiaries) may provide general information about the subject matter of this Agreement and the Company and its Subsidiaries (including its and their performance and improvements prior to Closing) in connection with Bain Capital, LP’s fund raising, marketing, informational or reporting activities. Notwithstanding anything contained herein to the contrary, unless required by law or applicable stock exchange requirement, in no event will Parent, after the Closing, the Surviving Corporation or any of its Subsidiaries, or any of their respective Affiliates or representatives, have any right to use Bain Capital, LP’s name or mark, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other publicly disseminated document or communication without the express prior written consent of Bain Capital, LP (which may be withheld, conditioned or delayed by Bain Capital, LP in its sole and unfettered discretion).
12.02.    Expenses. Except as otherwise expressly provided herein or as set forth in the Reimbursement Agreement, dated August 10, 2016 between Parent and the LLC, each party will pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).
12.03.    Stakeholder Representative.
(a)    Appointment.
(i)    By voting in favor of the adoption of this Agreement or execution of a Letter of Transmittal, and without any further act of any of the Stakeholders, each Stakeholder shall be deemed to have approved the designation of, and hereby designates, Bain Capital Private Equity, LP (and by execution of this Agreement it hereby accepts such appointment) as representative, agent and attorney-in-fact for and on behalf of the Stakeholders (in their capacity as such), with full power of substitution, to act in the name, place and stead of each Stakeholder with respect to any provision in this Agreement and the Escrow Agreement (including full power and authority to act on the Stakeholder’s behalf) to take any action in accordance with and pursuant to the terms of this Agreement and the Escrow Agreement and such other actions on behalf of the Stakeholders as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby or thereby, including to (i) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the Escrow Agreement and any other documents, instruments and/or agreements contemplated thereby (the “Additional Agreements,” and each, an “Additional Agreement”), (ii) serve as the named party with respect to any claims on behalf of each of the Stakeholders under this Agreement, the Escrow Agreement or any Additional Agreement, (iii) give and receive on behalf of the Stakeholders any and all notices from or to any Stakeholders hereunder or under this Agreement, the Escrow Agreement or any Additional Agreement, (iv) grant any consent or approval on behalf of the Stakeholders under this Agreement, the Escrow Agreement or any Additional Agreement, (v) take all actions and make all filings on behalf of such Stakeholders with any Governmental Body or other Person necessary to effect the consummation of the transactions contemplated by this Agreement, the Escrow Agreement or any Additional Agreement, (vi) agree to, negotiate, enter into settlements and compromises of, comply with orders of courts with respect to, and otherwise administer and handle any claims under this Agreement, the Escrow Agreement or any Additional Agreement on behalf of such Stakeholders, including indemnification claims, (vii) negotiate and execute any waivers or amendments of this Agreement, the Escrow Agreement or any Additional Agreement, (viii) pay or cause to be paid all costs and expenses incurred or to be incurred by or on behalf of the Stakeholders in connection with this Agreement, the Escrow Agreement or any Additional Agreement (including any Agreed Indemnifiable Event, or establish such reserves as the Stakeholder Representative may from time to time determine, in its sole discretion, to be necessary or desirable in connection with the expenses and other costs to be borne by the Stakeholders hereunder (including the Administrative Expense Account), and direct Parent, or the Escrow Agent, as the case may be, to make payment of such amounts to be applied to such reserves in lieu of the payment to the Stakeholders hereunder, and administer the Administrative Expense Account and (xi) make all other elections or decisions (including tax) and take all other actions that are either necessary or appropriate in its judgment for the accomplishment of the foregoing or contemplated by this Agreement, the Escrow Agreement or any Additional Agreement. Without limiting the generality of the foregoing, the Stakeholder Representative shall have full power and authority to interpret all the terms and provisions of this Agreement, the Escrow Agreement and each Additional Agreement and to consent to any amendment hereof or thereof on behalf of all of the Stakeholders including with respect to Stakeholders signing Joinder Agreements; to do or refrain from doing all such further acts and things, and to execute all such documents, on behalf of all of the Stakeholders as the Stakeholder Representative shall deem necessary or appropriate in conjunction with the transactions contemplated by this this Agreement, the Escrow Agreement or any Additional Agreements and to negotiate, execute and deliver on behalf of all of the Stakeholders all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the transactions under this this Agreement, the Escrow Agreement and the Additional Agreements, other than the Merger (it being understood that each Stakeholder shall be deemed to have executed and delivered any such documents which the Stakeholder Representative agrees to execute and deliver) including with respect to Stakeholders signing Joinder Agreements. Each Stakeholder hereby agrees to receive correspondence from the Stakeholder Representative, including in electronic form, and after the Closing, notices or communications to or from the Stakeholder Representative shall constitute notices or communications to or from each of the Stakeholders.
(ii)    The power of attorney granted in Section 12.03(a) is coupled with an interest and is irrevocable, may be delegated by the Stakeholder Representative and shall survive the death, incapacity, dissolution, liquidation, insolvency or bankruptcy of each Stakeholder. The Stakeholder Representative may resign at any time. Such agency may be changed from time to time by the holders of a majority of the Percentage Interest comprising the Company Capitalization, and any such successor shall succeed the Stakeholder Representative as “Stakeholder Representative” hereunder for all purposes and all references herein to the Stakeholder Representative shall be deemed to refer to such successor. Parent shall be given prompt written notice of any such change and such successor shall have the same power and authority to act for and on behalf of the Stakeholders as provided herein.
(b)    Limitation on Liability.
(i)    Neither the Stakeholder Representative nor any of its Representatives will be liable to any Stakeholder relating to the performance of the Stakeholder Representative’s duties and obligations under this Agreement, the Escrow Agreement or any Additional Agreements for any errors in judgment or other acts or omissions performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document, except to the extent any act or failure to act constitutes fraud or willful misconduct. The Stakeholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue. The Stakeholder Representative and its Representatives will be indemnified and held harmless by the Stakeholders, severally in accordance with their respective Percentage Interest, from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) and all other damages paid or otherwise incurred in any action, suit, proceeding or claim (collectively, “Representative Losses”) arising out of or in connection with the Stakeholder Representative’s execution and performance of this Agreement, the Escrow Agreement or any Additional Agreements, in each case as such Representative Loss is suffered or incurred; provided, however, that in the event it is finally determined by a court of competent jurisdiction that the actions taken or not taken by the Stakeholder Representative constituted willful misconduct (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of the Stakeholder Representative’s good faith and reasonable judgment), the Stakeholder Representative will reimburse the Stakeholders the amount of such indemnified Representative Loss to the extent attributable to such willful misconduct. If not paid directly to the Stakeholder Representative by the Stakeholders, any such Representative Losses may be recovered by the Stakeholder Representative from the Administrative Expense Amount, Indemnity Escrow Amount, Adjustment Escrow Amount or any other amounts being paid by Parent or its Subsidiaries to the Stakeholders from time to time at such time as remaining amounts would otherwise be distributable to the Stakeholders; provided, that while this section allows the Stakeholder Representative to be paid from the Administrative Expense Amount, Indemnity Escrow Amount and Adjustment Escrow Amount, this does not relieve the Stakeholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stakeholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stakeholder Representative be required to advance its own funds on behalf of the Stakeholders or otherwise. The Stakeholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stakeholder Representative or the termination of this Agreement. The Stakeholder Representative will be fully protected in acting upon any notice, statement or certificate believed by the Stakeholder Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act on any matter unless such belief constitutes willful misconduct.
(ii)    The Stakeholder Representative is serving in that capacity solely for purposes of administrative convenience, and is not liable in such capacity or any other capacity for any of the obligations of the Company or its Subsidiaries or the Stakeholders hereunder; and each of Parent, Merger Sub and the Surviving Corporation agree that it will in no event look to the personal assets of the Stakeholder Representative, acting in such capacity or any other capacity, for the satisfaction of any obligations to be performed by the Company or its Subsidiaries hereunder (except to the extent that any Stakeholder Representative is also an Stakeholder, in which case such Stakeholder Representative shall, for the avoidance of doubt, remain liable in its capacity as a Stakeholder under the terms of this Agreement).
(c)    Actions of the Stakeholder Representative. Each party hereto shall be entitled to rely exclusively upon any communication given or other action taken by the

Stakeholder Representative on behalf of the Stakeholders and pursuant to this Agreement, and shall not be liable for any action taken or not taken in good faith reliance on a communication or other instruction from the Stakeholder Representative on behalf of the Stakeholders.
12.04.    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered if received before 5:00 p.m. on a business day at the recipient’s location (otherwise the next business day), (b) when transmitted via confirmed telecopy to the number set out below or electronic mail (if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid)) or (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service. Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Parent and Merger Sub (and, after the Closing, the Surviving Corporation):
Frank’s International
10260 Westheimer Road, Suite 700
Houston, Texas 77042
Attn: Alejandro Cestero
Email: alex.cestero@franksintl.com
with a mandatory copy to (which will not constitute notice):
Baker & McKenzie LLP
700 Louisiana Street, Suite 3000
Houston, TX 77002
Attn: Jonathan Newton
Email: Jonathan.Newton@bakermckenzie.com
Notice to the Company (prior to the Closing):
Blackhawk Group Holdings, Inc.
11936 Brittmoore Park Dr.
Houston, Texas 77041
Attn: Billy Brown, Jr.
Email: billy.brown@blackhawkst.com
with a mandatory copy to (which will not constitute notice):
c/o Bain Capital, LP
200 Clarendon Street
Boston, MA 02116
Attn: Todd M. Cook and David Hutchins
Email: tcook@baincapital.com; dhutchins@baincapital.com
with a mandatory copy to (which will not constitute notice):

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199
Attn:    William M. Shields and William E. Mone
Email: william.shields@ropesgray.com
Notice to the Stakeholder Representative:
Bain Capital Private Equity, LP
200 Clarendon Street
Boston, MA 02116
Attn: Kelly Henderson
Email: khenderson@baincapital.com
12.05.    Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that, other than as contemplated by Section 12.03, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto, and any purported assignment or delegation without such consent shall be null and void; provided, however, that Parent may assign its rights and interests, but not its obligations, hereunder to any of its Subsidiaries without the prior written consent of the other parties hereto.
12.06.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable law.
12.07.    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to sections of this Agreement; provided however, each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent that the relevance of such item to such other section is reasonably apparent from the information provided in the Disclosure Schedules. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply and shall not be read as implying that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened), are material or are within or outside of the ordinary course of business. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).
12.08.    Amendment and Waiver. Any provision of this Agreement may be amended only in a writing signed by the Company (if prior to the Closing), the Stakeholder Representative (if after the Closing), and Parent, and may be waived only in a writing signed by the party against whom such waiver is to be effective; provided that (a) Section 6.02 will not be amended or waived without the express written consent of the D&O Indemnified Persons, (b) Section 12.01 will not be amended or waived without the express written consent of Bain Capital, LP and (c) Section 12.15 will not be amended or waived without the express written consent of Ropes & Gray LLP. No waiver of any provision hereof or of any breach hereof or default thereunder will extend to or affect in any way any other provision or prior or subsequent breach or default.
12.09.    Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement by, between and among the parties and supersede any prior understandings, agreements or representations by, between or among the parties, written or oral, which may have related to the subject matter hereof in any way. Prior drafts of this Agreement and the documents referred to herein will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect hereto and such drafts will be deemed joint work product of the parties. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated by this Agreement exclusively in contract pursuant to and subject to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement (except as required by law). Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
12.10.    Counterparts. This Agreement, and any amendment hereof made in accordance with Section 12.08, may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission of signature pages in portable document format (.pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
12.11.    Governing Law. This Agreement, and all claims or causes of action (whether at law or in equity, whether in contract, tort, statute or otherwise) arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State.
12.12.    Consent to Jurisdiction and Service of Process. Each of the parties to this Agreement hereby irrevocably: (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or if such court lacks jurisdiction, any other state or federal court sitting in the State of Delaware) in respect of any litigation, action or proceeding (whether at law or in equity, whether in contract, tort, statute or otherwise) arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby; (ii) waives, and agrees not to assert in any way in any such litigation, action or proceeding that it is not subject to the jurisdiction of such courts in any such litigation, that such litigation, action or proceeding may not be brought in or is not maintainable in such courts, that this Agreement may not be enforced in or by such courts, that its property is exempt or immune from execution in connection with such litigation, action or proceeding, that such litigation, action or proceeding is brought in an inconvenient forum, that the venue of such litigation, action or proceeding is improper, or that such litigation, action or proceeding should be dismissed or stayed by virtue of any other litigation, action or proceeding; and (iii) consents to service of process in any such action or proceeding by delivery of such process to such party at its address as provided in Section 12.04, in addition to any other method of service of process permitted by applicable law; provided, that notwithstanding the foregoing, any party may commence an action or proceeding in any jurisdiction to enforce an order or judgment entered by the courts described in clause (i) above in an action or proceeding described in said clause (i).
12.13.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DESCRIBED IN SECTION 12.11. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12. A COPY OF THIS SECTION 12.12 MAY BE SUBMITTED TO ANY COURT AS EVIDENCE OF THE CONTENT THEREOF.
12.14.    No Third Party Beneficiaries. Sections 6.02, 7.02, 8.02(b), 12.01 and 12.15 of this Agreement are intended for the benefit of, and will be enforceable as third-party beneficiaries by, Bain Capital, LP, the D&O Indemnified Persons, the Indemnitee Affiliates, Ropes & Gray LLP and the Non-Recourse Persons, respectively. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will or will be construed to give any other Person other than the parties to this Agreement, and their respective successors and permitted assigns, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
12.15.    Representation of Sellers and their Affiliates. Parent will permit, on its own behalf and on behalf of its Subsidiaries (including the Surviving Corporation and its Subsidiaries from and after the Closing), that, following the Closing, Ropes & Gray LLP may serve as counsel to the Stakeholder Representative or Stakeholders and their respective Affiliates in connection with any matters related to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, including any litigation, claim or dispute arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, notwithstanding any representation of the Company and any of its Subsidiaries by Ropes & Gray LLP prior to the Closing, but only under the circumstances set forth in this Section 12.15. Parent, on its own behalf and on behalf of its Subsidiaries (including the Surviving Corporation and its Subsidiaries from and after the Closing), hereby: (a) waives any claim any of them have or may have that Ropes & Gray LLP has or will have a conflict of interest or is or will be otherwise prohibited from engaging in such representation, and (b) agrees that, in the event that a dispute (including litigation) arises after the Closing between Parent or its Subsidiaries (including the Surviving Corporation and any of its Subsidiaries) on the one hand, and Parent or any of their Affiliates, on the other hand, Ropes & Gray LLP may represent the Stakeholder Representative or Stakeholders or any of their Affiliates in such dispute, even though the interests of such Person(s) may be directly adverse to Parent or its Affiliates (including the Surviving Corporation or its Subsidiaries); provided, however, Ropes & Gray LLP may not use any confidential or privileged information (or work-product) of the Company or its Subsidiaries in such representation, other than any confidential or privileged information acquired solely through its representation of Bain Capital, LP and its officers, directors, employees, managers, members, agents, Affiliates (other than the Company or its Subsidiaries) and representatives, so long as such disclosure does not violate or waive the confidential or privileged information of the Company. Parent, on its own behalf and on behalf of its Subsidiaries (including the Surviving Corporation and its Subsidiaries from and after the Closing), also further covenants and agrees that, solely as to the content of any communications between Ropes & Gray LLP and any of the Company, its Subsidiaries, Stakeholder Representative, Stakeholders or Stakeholders’ Affiliates and representatives prior to Closing, that relate only to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (and not the underlying business or operations of the Company or its Subsidiaries), the attorney-client privilege and the expectation of client confidence belongs and shall belong to Stakeholders and shall be controlled by the Stakeholders Representative and will not pass to or be claimed by Parent or its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries from and after the Closing), and none of Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries from and after the Closing) will access any such limited communications or use them in any way in contravention of this Section 12.15. In addition, from and after the Closing, all of the client files and records of or in the possession of Ropes & Gray LLP solely related to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby for the period prior to Closing (but expressly excluding the underlying business or operations of the Company or its Subsidiaries) will be property of the Stakeholder and controlled by the Stakeholders Representative, and none of Parent or any of its respective Subsidiaries (including the Surviving Corporation and its Subsidiaries from and after the Closing) will retain any copies of such records of which it is aware or have or seek any access to them other than to the extent they relate solely to the business or operations of the Company or its Subsidiaries. Notwithstanding the foregoing, in the event that after the Closing a dispute arises between Parent or any of its Affiliates (including the Surviving Corporation or any of its Subsidiaries from and after the Closing) and a party other than the Stakeholders (or any Affiliate of the Stakeholders), then Parent or any of its Affiliates (including the Surviving Corporation and its Subsidiaries from and after the Closing) may assert the attorney-client privilege to prevent disclosure of confidential communications by the Stakeholders or Ropes & Gray LLP to such third party; provided, however, that Parent and any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries from and after the Closing) may not waive such privilege (other than with respect to matters relating to the underlying business or operations of the Company or its Subsidiaries) without the prior written consent of the Stakeholders (which may not be unreasonably withheld, conditioned or delayed by the Stakeholders Representative).
12.16.    No Recourse.
(a)    This Agreement may only be enforced against, and any claim or litigation arising out of or related to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be brought against the named parties to this Agreement or joining as a party hereto pursuant to Section 12.19 (and their successors and permitted assigns) and then only with respect to the specific obligations set forth herein of the named parties to this Agreement and subject to the terms, conditions and limitations hereof. Except as expressly set forth herein, no past, present or future direct or indirect stockholder, equityholder, controlling Person, director, officer, employee, incorporator, member, manager, partner, Affiliate, agent, attorney or representative of the Company, on the one hand, or Parent and Merger Sub, on the other hand or their Subsidiaries or any of their respective Affiliates, or the heirs, executors, administrators, estates, successors and assigns of any of the foregoing (collectively, the “Non-Recourse Persons”), will have or be subject to any liability or obligation whatsoever (whether at law or in equity, whether in contract, in tort, in statute or otherwise) to Parent or Merger Sub, on the one hand, or the Company on the other hand or any other Person arising out of or related to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, including with respect to the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s, on the one hand, or the Company or the Company’s on the other hand, use of, or reliance on, any information, documents, projections, forecasts or other material made available such parties in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement; and each party hereto hereby irrevocably waives and releases any liabilities and obligations against any such Persons.
(b)    In connection with the investigation by the Company of Parent and Merger Sub and its Subsidiaries, it has received or may receive certain projections, forward-looking statements and other forecasts and certain business plan information. The Company acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that it is familiar with such uncertainties, that it is taking full responsibility for making its own evaluation of the completeness, adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished or available to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that it will have no, and will not assert any, claim against any Person with respect thereto. Accordingly, it acknowledges, covenants and agrees that none of Parent or Merger Sub, nor any Non-Recourse Persons make or have made any representation or warranty with respect to, and it has not relied and is not relying on, any such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).
(c)    In connection with the investigation by Parent and Merger Sub of the Company and its Subsidiaries, each has received or may receive certain projections, forward-looking statements and other forecasts and certain business plan information. Parent and Merger Sub acknowledge and agree that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each is familiar with such uncertainties, that each is taking full responsibility for making its own evaluation of the completeness, adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished or available to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that each will have no, and will not assert any, claim against any Person with respect thereto. Accordingly, each acknowledges, covenants and agrees that none of the Stakeholders, the Company or its Subsidiaries, nor any Non-Recourse Persons make or have made any representation or warranty with respect to, and each has not relied and is not relying on, any such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).
12.17.    Conflict Between Transaction Documents. To the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.
12.18.    Specific Performance; Remedies. The parties hereto agree that irreparable harm would occur in the event that the Closing is not consummated in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such harm. Accordingly, the parties hereto acknowledge and hereby covenant and agree that in the event of any breach or threatened breach of the covenants, agreements or obligations set forth in this Agreement, then in addition to any other remedy available at law or in equity, the non-breaching party will be entitled to an injunction or injunctions to prevent or restrain any breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to enforce compliance with the covenants, agreements and obligations under this Agreement. Each party hereby covenants and agrees not to raise, and irrevocably waives, any objections to the availability of such relief that a remedy at law would be adequate and that a bond or other security shall be required.
12.19.    Joinder. The Parties hereto acknowledge that certain Stakeholders shall join as signatories and parties to this Agreement pursuant to a Joinder Agreement or other agreement or instrument, without any further action required by any of the parties hereto.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

PARENT:

FRANK’S INTERNATIONAL N.V.

By: /s/ Gary P. Luquette
Name: Gary P. Luquette
Title: President and Chief Executive Officer

MERGER SUB:

FI TOOLS HOLDINGS, LLC

/s/ Alejandro Cestero_____
on behalf of Frank’s International N.V.
its Sole Member

COMPANY:

BLACKHAWK GROUP HOLDINGS, INC.

By: /s/ Billy L. Brown, Jr.
Name: Billy L. Brown, Jr.
Title: President and Chief Executive Officer

STAKEHOLDER REPRESENTATIVE:

BAIN CAPITAL PRIVATE EQUITY, LP

By: /s/ Todd Cook
Name: Todd Cook
Title: Managing Director